Exhibit 10.6

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment”), dated November 6, 2023 (the “First Amendment Effective Date”), is entered into by and among DELTA CORP HOLDINGS LIMITED, a United Kingdom private limited company (the “Parent”), DELTA ENERGY FUEL SUPPLY & TRADING B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with its corporate seat in Amsterdam, the Netherlands (“Delta Energy Netherlands”), DELTA CORP SHIPPING PTE. LTD., a Singaporean limited liability company with company registration number 201821635E (“Delta Singapore”), DELTA CORP LOGISTICS USA LLC, a Delaware limited liability company (“Delta USA” and together with Delta Energy Netherlands and Delta Singapore, each a “Borrower” and collectively, the “Borrowers”), each of the lenders that is a signatory hereto and VALLEY NATIONAL BANK, a national banking association, in its capacity as agent for the Lenders (in such capacity, the “Agent”).

RECITAL

WHEREAS, the Parent, the Borrowers, Lenders and the Agent are parties to that certain Credit Agreement, dated June 28, 2023 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined in this First Amendment shall have the same meanings as specified in the Credit Agreement.

WHEREAS, the Borrowers, the Lenders and the Agent have agreed to amend the Credit Agreement to modify the rate of interest applicable to Loan advances under the Credit Agreement, as described herein, subject to the terms and conditions set forth in this First Amendment.

NOW, THEREFOR, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments. Subject to the satisfaction or waiver of each of the conditions precedent set forth in Section 2 below, the Credit Agreement (as amended and restated herein, the “Amended Credit Agreement”) shall be amended and restated effective as of the First Amendment Effective Date in the manner set forth below:

(a) The Credit Agreement (excluding all exhibits, annexes and schedules thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the manner as the following example: underlined text) as set forth in the pages of the Amended Credit Agreement, attached hereto as Exhibit A.

(b) Exhibit E to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit B hereto.

Section 2. Conditions Precedent. The effectiveness of this First Amendment is subject to the satisfaction of all of the following conditions precedent:

(a) The Parent, the Borrowers, lenders party hereto and the Agent shall have executed and delivered this First Amendment.

(b) The Agent shall have received a certificate of the secretary of the Parent and each Borrower, dated as of the date hereof, certifying (i) that there have been no amendments, modifications, supplements or restatements of the Parent’s or such Borrower’s respective Organizational Documents on file with the Agent (or attaching such amendments, modifications, supplements or restatements), and such Organizational Documents remain in full force and effect as of the date hereof, and (ii) that attached thereto is a true, correct and complete copy of resolutions duly adopted by the Parent and such Borrower authorizing the execution, deliver and performance of this First Amendment, and that such resolutions have not been amended, modified, revoked or rescinded, such certificate and resolutions attached thereto shall be in form and substance satisfactory to the Agent.

(c) All representations and warranties set forth in Section 4 of this First Amendment shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the First Amendment Effective Date with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

Section 3. Acknowledgements.

(a) Except as specifically amended herein, the Credit Agreement shall remain in full force and effect in accordance with its terms. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents.

(b) The Parent confirms and agrees that the guarantee delivered by it to the Agent in connection with the Credit Agreement is hereby ratified and confirmed and remains in full force and effect.

(c) All Collateral as set forth in the Credit Agreement and any and all Security Documents delivered in connection therewith, is and shall continue to be collateral security for the obligations under the Credit Agreement, as amended hereby.

Section 4. Representations. In order to induce the Agent and lenders to enter into this First Amendment, each Borrower hereby represents, warrants and agrees that: (i) the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof as though made on and as of such date, except for those representations and warranties given as of a specific date, (ii) no default or Event of Default, as defined in any Loan Document, has occurred and is continuing; (iii) it has full power, right and legal authority to execute, deliver and perform its obligations under this First Amendment; and (iv) it has taken all action necessary to authorize the execution and delivery of, and the performance of its obligations under this Amendment.

Section 5. Amendments, Partial Invalidity.

(a) This First Amendment may not be amended nor may any provision hereof be waived except in accordance with the provisions of Section 12.3 of the Amended Credit Agreement.

(b) If any provision of this First Amendment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this First Amendment as a whole, but this First Amendment shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties hereto shall be construed and enforced only to such extent as shall be permitted by Applicable Law.

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Section 6. Governing Law. This First Amendment and any disputes arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rules of law that would cause the application of law of any jurisdiction other than the laws of the State of New York. The provisions of Section 12.1(b), 12.1(c), 12.1(d) and 13.9 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

Section 7. Counterparts, Electronic Signature, Etc. This First Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This First Amendment may be executed and authenticated by each party by electronic or digital means, and each party hereto expressly consents to the use of an electronic version of this First Amendment to embody the entire agreement and understanding between us. An authorized, electronically-affixed or digitally-affixed signature, when received shall be binding for all purposes as if an original signature.

Section 8. Headings. Section headings in this First Amendment are included herein for convenience of reference only, are not part of this First Amendment and are not to affect the construction of, or be taken into consideration in interpreting, this First Amendment.

Section 9. Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10. Effectiveness; Costs and Expenses. The Loan Documents and all agreements, instruments and documents executed and delivered in connection therewith, shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this First Amendment. This First Amendment shall be effective as of the date hereof, upon receipt by the Agent of a duly executed copy hereof by the Parent and the Borrowers. For the avoidance of doubt, this First Amendment is a Loan Document. Each Loan Party shall pay Agent on demand for all reasonable and documented out of pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent) in connection with this First Amendment in accordance with Section 7.12 of the Credit Agreement.

[No further text on this page; signatures follow]

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The parties hereto each have caused this First Amendment to be duly executed as of the date first above written.

AGENT/LENDERS:

VALLEY NATIONAL BANK,
as Agent and Lender

By:	/s/ Cliff Niebling
Name:	Cliff Niebling
Title:	First Vice President

[Signature Page to First Amendment]

AGREED TO as of the date hereof:

PARENT:

DELTA CORP HOLDINGS LIMITED

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Director

BORROWERS:

DELTA ENERGY FUEL SUPPLY & TRADING B.V.

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Director

DELTA CORP SHIPPING PTE. LTD.

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Director

DELTA CORP LOGISTICS USA LLC

By:	/s/ Mudit Paliwal
Name:	Mudit Paliwal
Title:	Director

[Signature Page to First Amendment]

EXHIBIT A

Amended Credit Agreement

Execution Version

CREDIT AGREEMENT

by and among

DELTA ENERGY FUEL SUPPLY & TRADING B.V.

DELTA CORP SHIPPING PTE. LTD.

and

DELTA CORP LOGISTICS USA LLC

as Joint and Several Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

VALLEY NATIONAL BANK,

as Agent

Dated as of: June 28, 2023

as amended on November 6, 2023

i

SECTION 5. PAYMENTS AND ADMINISTRATION		51

5.1	Payments Generally, Allocation of Proceeds	51
5.2	Indemnity for Returned Payments	53
5.3	Maturity Date; Effect of Maturity	53
5.4	Prepayments	53
5.5	Maintenance of Loan Account(s); Statements	53
5.6	Evidence of Debt	54
5.7	Taxes	54
5.8	Pro Rata Treatment	56
5.9	Sharing of Payments, Etc.	56
5.10	Settlement Procedures	57
5.11	Administrative Borrower as Agent for Borrowers	59

SECTION 6. REPRESENTATIONS AND WARRANTIES		60

6.1	Organization; Powers	60
6.2	Authorization; Enforceability	60
6.3	No Conflicts	60
6.4	Governmental Approvals	60
6.5	Financial Statements; No Material Adverse Effect; Solvent	61
6.6	Properties; No Liens	61
6.7	Litigation	61
6.8	Compliance with Laws	61
6.9	Environmental Condition	61
6.10	No Defaults	62
6.11	Material Contracts	62
6.12	Restrictive Agreements	62
6.13	Taxes	62
6.14	ERISA	62
6.15	Insurance	62
6.16	Capitalization and Subsidiaries	62
6.17	Security Interest in Collateral	63
6.18	Brokers	63
6.19	Intellectual Property	63
6.20	Trade Relations	63
6.21	Labor Relations	63
6.22	Deposit Accounts	63
6.23	Payable Practices	64
6.24	Margin Regulations, Investment Company Act, Etc	64
6.25	Complete Disclosure	64
6.26	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act	64
6.27	Residency for Dutch Tax Purposes	64
6.28	Fiscal Unity for Dutch Tax Purposes	64
6.29	Centre of main interests	65

SECTION 7. AFFIRMATIVE COVENANTS		65

7.1	Financial Statements, Borrowing Base Certificate and Other Information	65
7.2	Notices of Material Events	65
7.3	Existence	66
7.4	Payment of Obligations	66
7.5	Maintenance of Properties	66
7.6	Compliance with Laws; OFAC; Sanctions, Etc	66
7.7	Insurance	66
7.8	Inspection Rights; Field Examinations	67
7.9	Cash Management; Collection of Proceeds of Collateral; Accounts	67
7.10	Additional Collateral; Further Assurances	68
7.11	End of Fiscal Years; Fiscal Quarters	69
7.12	Costs and Expenses	69
7.13	Risk Management Policies	70
7.14	Use of Proceeds	70
7.15	Residency for Dutch Tax Purposes	70
7.16	Fiscal Unity for Dutch Tax Purposes	70
7.17	Centre of main interests	70
7.18	Allocation upon Termination of Fiscal Unity for Dutch Tax Purposes	70

SECTION 8. NEGATIVE COVENANTS		71

8.1	Indebtedness	71
8.2	Liens	71
8.3	Fundamental Changes	71
8.4	Asset Dispositions	71
8.5	Investments	72
8.6	Transactions with Affiliates	72
8.7	Change in Business	72
8.8	Restricted Payments	72
8.9	Restrictive Agreements	72
8.10	Certain Payments of Indebtedness, Etc	72
8.11	Amendment of Material Documents	73
8.12	Accounting Methods	73

SECTION 9. FINANCIAL COVENANTS		73

9.1	Leverage Ratio	73
9.2	Working Capital	73
9.3	Tangible Net Worth	73

SECTION 10. EVENTS OF DEFAULT AND REMEDIES		73

10.1	Events of Default	73
10.2	Remedies	75
10.3	Right of Setoff	76
10.4	Collective Action	77
10.5	Crediting of Payments and Proceeds	77
10.6	Agent May File Proofs of Claim	77
10.7	Credit Bidding	78
10.8	Joint and Several Obligations	78

SECTION 11. AGENCY		78
11.1	Appointment and Authority	78
11.2	Rights as a Lender	79
11.3	Exculpatory Provisions	79
11.4	Reliance by Agent	80
11.5	Delegation of Duties	80
11.6	Resignation of Agent	80
11.7	Non-Reliance on Agents and Other Lenders	81
11.8	Collateral and Guaranty Matters	81
11.9	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	82
11.10	Erroneous Payments	83
11.11	Parallel Debt	85

SECTION 12. JURY TRIAL WAIVER; AMENDMENTS AND OTHER WAIVERS CONSENTS; GOVERNING LAW		86

12.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	86
12.2	Waiver of Notices	88
12.3	Amendments and Waivers	88
12.4	Waiver of Counterclaims	90
12.5	Indemnification; Damage Waiver	90

SECTION 13. NOTICES; MISCELLANEOUS		91

13.1	Notices	91
13.2	Bank Product Providers	93
13.3	Disclosure	93
13.4	Partial Invalidity	93
13.5	Successors and Assigns	94
13.6	Entire Agreement	97
13.7	USA Patriot Act	97
13.8	Counterparts, Electronic Signature, Etc	97
13.9	UNCOMMITTED CREDIT FACILITY; DEMAND OBLIGATION; ENFORCEMENT	98
13.10	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	98

INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Letter of Credit Request
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Supplement to Perfection Certificate

Schedule A	Approved Barges
Schedule B	Approved Warehouses

Schedule 4.1	Conditions Precedent to Initial Loans
Schedule 6.7	Litigation
Schedule 6.9	Environmental Matters
Schedule 6.11	Material Agreements
Schedule 6.12	Restrictive Agreements
Schedule 6.15	Insurance
Schedule 6.16	Subsidiaries
Schedule 6.19	Intellectual Property
Schedule 6.21	Collective Bargaining Agreements
Schedule 6.22	Deposit Accounts
Schedule 7.1	Financial and Collateral Reporting
Schedule 8.1	Existing Indebtedness
Schedule 8.2	Existing Liens

v

CREDIT AGREEMENT

This Credit Agreement (“Agreement”) dated as of June 28, 2023 is entered into by and among DELTA ENERGY FUEL SUPPLY & TRADING B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with its corporate seat in Amsterdam, the Netherlands (“Delta Energy Netherlands”), DELTA CORP SHIPPING PTE. LTD., a Singaporean limited liability company with company registration number 201821635E (“Delta Singapore”), DELTA CORP LOGISTICS USA LLC, a Delaware limited liability company (“Delta USA”; and together with Delta Energy Netherlands and Delta Singapore, each a “Borrower” and, collectively the “Borrowers”); the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and VALLEY NATIONAL BANK, a national banking association, in its capacity as agent for Lenders and other parties as provided herein (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, each Borrower has requested that Lenders from time to time, on an UNCOMMITTED AND FULLY DISCRETIONARY basis, consider providing loans and letters of credit to Borrowers;

WHEREAS, each Lender is willing to consider making such loans and providing such financial accommodations (severally and not jointly) to Borrowers on a pro rata basis according to its Uncommitted Facility Portion (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and in the other Loan Documents (as defined below);

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Administrative Borrower” means Delta USA.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 8.6: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or equivalent governing body of a Person, then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agent” means Valley National Bank, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Agent Payment Account” means such account of Agent as Agent may from time to time designate in writing to a Borrower as the Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any member of the Loan Party, or its Affiliates or Subsidiaries or any officer, director or agent acting on its behalf, is located or doing business.

“Anti-Money Laundering Laws” means Applicable Laws or regulations in any jurisdiction in which any Loan Party, or its Affiliates or Subsidiaries or any officer, director or agent acting on its behalf, is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Annual Fee” has the meaning given to it in Section 3.4 hereto.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of any Governmental Authority.

“Applicable Margin” means, as of any date of determination, 3.25%.

“Approved Barge” means each barge or other vessel owned by or leased to a Borrower and listed on Schedule A, and with respect to each leased barge, the owner thereof has upon request of the Agent, delivered to Agent a Collateral Access Agreement that Agent has acknowledged in writing is acceptable to it.

“Approved Fuel Hedging Contract” means a Hedge Agreement for the future delivery of commodities consisting of Approved Products, designed to protect against fluctuations in commodity prices, and which contract is approved by the Agent from time to time in its sole discretion.

“Approved Products” means bunker fuel and other marine fuel approved by the Agent from time to time in its sole discretion.

“Approved Warehouse” means each warehouse or storage operation listed on Schedule B with respect to which the applicable warehouseman or the owner of such warehouse has upon request of the Agent, delivered to Agent a Collateral Access Agreement that Agent has acknowledged in writing is acceptable to it.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.5(b) hereof.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreement” means an agreement entered into at any time by a Loan Party with Agent or its Affiliates governing the terms and conditions with respect to a Bank Product provided by Agent or its Affiliates to a Loan Party.

“Bank Product Obligations” means any obligation of a Loan Party on account of any Bank Product.

“Bank Products” means any one or more of the following financial products or accommodations provided by Valley National Bank, in its sole discretion, to a Loan Party: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p- cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) any cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, or (f) transactions under Hedge Agreements.

“Base Rate” means, for any day, a fluctuating rate per annum equal to (a) the rate of interest designated as the “Prime Rate” which appears in each publication of The Wall Street Journal under the designation entitled “Money Rates” plus (b) the Applicable Margin. This rate of interest fluctuates and is subject to change without prior notice. If and when the Wall Street Journal Prime Rate changes, the Base Rate will automatically change effective on the date of any such change, without notice to any Loan Party. In the event that the Wall Street Journal Prime Rate cannot be ascertained from publication of The Wall Street Journal, the rate of interest which shall be used in substitution thereof and until such time as the Wall Street Journal Prime Rate can be ascertained by reference to The Wall Street Journal shall be a rate equal to the average of the prime rate of interest announced from time to time by three banks whose primary lending office is located in New York City and selected by Agent in its sole discretion.

“Base Rate Loans” means any Revolving Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms hereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) up to 100% multiplied by the Eligible Cash; plus

(b) up to 90% multiplied by the Eligible Tier 1 Insured Accounts; plus

(c) up to the lesser of (x) 80% multiplied by the Eligible Uninsured Freight Receivables and (y) $7,000,000 (after giving effect to the applicable advance rate), provided that the aggregate amount of Eligible Uninsured Freight Receivables from any one account debtor included in the Borrowing Base shall not exceed $2,000,000 (after giving effect to the applicable advance rate); plus

(d) up to 60% multiplied by the Net Value of all Eligible Uninsured Demurrage Receivables; plus

(e) up to 85% multiplied by the Inventory Value of Eligible Inventory consisting of Pre-Sold Inventory; and

(f) up to 85% multiplied by the Market Value of Eligible Inventory consisting of Hedged Inventory (and not Pre-Sold Inventory).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit A hereto, as such form, subject to the terms hereof, may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by a Responsible Officer of a Borrower and delivered to Agent.

“Bunker Receivables” means claims for payment due or to become due to a Borrower arising from the sale of marine fuel.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any ~~Term~~ SOFR Loans, the term Business Day shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with IFRS.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under IFRS and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date on a balance sheet prepared in accordance with IFRS.

“Cash Collateral” means cash delivered to, or on deposit with, Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

“Cash Collateralize” means the delivery to (or deposit with) the Agent of cash, as security for the payment of Obligations, in an amount equal to (a) 105% of Letter of Credit Obligations, and (b) with respect to any contingent or other Obligations (including fees, expenses, indemnification obligations and Bank Product Obligations), Agent’s good faith estimate of the amount due or that may become due. “Cash Collateralization” has a correlative meaning.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a) Mr. Mudit Paliwal and Dr. Aishwarya Paliwal, collectively, cease to own and control, directly or indirectly, and free and clear of any Lien, all of the economic and voting rights associated with ownership of at least fifty-one percent (51%) of the Equity Interests of the Parent on a fully diluted basis;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Mr. Mudit Paliwal and Dr. Aishwarya Paliwal shall have obtained the power (whether or not exercised) to (x) elect, appoint or remove a majority of the board of directors or equivalent governing body of the Parent or (y) veto any action otherwise approved by the majority shareholders of the Parent,

(c) the Parent ceases to own and control, directly or indirectly, and free and clear of any Lien, all of the economic and voting rights associated with ownership of 100% of the Equity Interests of any Loan Party; or

(d) (x) Mr. Mudit Paliwal and/or Mr. Joseph Nelson shall cease to be Chief Executive Officer and Chief Financial Officer, respectively, and a replacement therefor reasonably satisfactory to Agent does not assume such vacated position within five (5) Business Days or (y) the organization documents are amended to materially change the rights and/or authority of such officers.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied or waived in writing by Agent.

“Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Person in or upon which a Lien is granted, or is purported to be granted, by such Person to Agent or any Lender under any of the Security Documents.

“Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to a Borrower or any other person, including any warehouseman, processor, shipper, customs broker or freight forwarder, to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent.

“Collection Account” means a Deposit Account in the name of a Borrower established by Borrower prior to the Closing Date at Valley National Bank subject to a first-priority Agent’s Lien, subject only to Permitted Liens, to which all Collections payable to Borrower shall be deposited and which is restricted so that all collected funds in such Deposit Account shall (except as otherwise set forth herein) be sent daily to Agent’s Account for application to the Obligations.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B to this Agreement delivered in the form provided by Agent to a Borrower, as such form, subject to the terms hereof, may from time to time be modified by Agent, which is duly completed (including all schedules thereto), and delivered by a Responsible Officer of a Borrower to Agent.

“Control Agreement” means in respect of a Deposit Account deposit account control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent and the applicable depository bank.

“Corresponding Obligations” means all Obligations as they may exist from time to time, other than the Parallel Debts.

“Credit Facility” means the Revolving Loans and Letters of Credit provided to or for the benefit of a Borrower pursuant to Sections 2.1 and 2.2.

“Credit Insurance Policy” means, collectively, the credit insurance policies issued in favor of Borrowers by each of Allianz and Tokio Marine, and all endorsements thereto, naming Agent as beneficiary or lender loss payee, as applicable, and all amendments, extensions, supplements and modifications thereto on terms and conditions satisfactory to Agent in its sole discretion and any credit insurance policy acceptable to Agent in its sole discretion issued in replacement thereof together with any and all applicable amendments, extensions, supplements and modifications thereto on terms and conditions satisfactory to Agent.

“Credit Spread Adjustment” means, as of any date of determination, 0.20%.

“CRR” means the Council Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.

“Current Assets” means, as at any date of determination, the total assets of the Parent and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of the Parent and its Subsidiaries in accordance with IFRS.

“Current Liabilities” means, as at any date of determination, the total liabilities of the Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Revolving Loans and the current portion of any short-term or long-term Indebtedness) on a consolidated balance sheet of the Parent and its Subsidiaries in accordance with IFRS.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days (after which, the provisions of Section 3.6 hereof shall apply). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 6.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans or participations in Letter of Credit Obligations required to be funded by it hereunder within two (2) Business Days of the date such Revolving Loans or participations were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified Administrative Borrower, Agent or the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, interim receiver, receiver and manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state, federal or foreign regulatory authority acting in such a capacity, or (iii) become subject to a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.6(b)) upon delivery of written notice of such determination to Administrative Borrower, the Issuing Bank and each Lender.

“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), 3% plus the interest rate otherwise applicable thereto.

“Demurrage Receivables” means claims for payment due or to become due to a Borrower for demurrage arising in connection with any time or voyage charter.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Disbursement Account” has the meaning given to it in Section 7.9(d) hereto.

“Dutch Loan Party” means each Loan Party incorporated under the laws of the Netherlands.

“Dutch Security Agreement” means the Security Agreement, dated of even date herewith, by and among Delta Energy Netherlands, Delta Corp Shipping B.V., Delta Corp Ship Management B.V. as pledgors and Agent as pledgee, that is intended to (or purports to) create, perfect or evidence a Lien under the laws of the Netherlands to secure the Obligations.

“Dutch Security Documents” means (i) the Dutch Security Agreement and (ii) any other Dutch law governed security document creating security in favor of Agent for the Obligations.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Earnings Account” means a Deposit Account in the name of a Borrower as indicated as an “Earnings Account” on Schedule 6.22.

“Eligible Accounts” means accounts (as such term is defined in the UCC) created by a Borrower consisting of (x) Bunker Receivables, (y) Demurrage Receivables and (z) Freight Receivables, and in each case at the time of creation and at all times thereafter satisfy the criteria set forth below as determined by Agent in its sole discretion. Except as otherwise agreed by Agent, no account shall constitute an Eligible Account if:

(a) it is not subject to a first priority perfected security interest in favor of Agent;

(b) it is subject to any Lien, other than the Lien of Agent and those permitted in clauses (b), (c) and (j) of the definition of the term Permitted Liens (but as to Liens referred to in clause (j) only to the extent that Agent has established a Reserve as provided therein) and any other Liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or Lien and Agent;

(c) such Borrower does not have legal, valid and absolute title in such account;

(d) in the case of Bunker Receivables: it has been unpaid for more than 90 days after the date of the original invoice for it, or has a payment term greater than 90 days from the date of the original invoice (or beyond the date covered by the Credit Insurance Policy), or which has been written off the books of such Borrower or otherwise determined (in such Borrower’s good faith) as uncollectible;

(e) in the case of Demurrage Receivables: it has been unpaid for more than 30 days after the date of the original invoice for it, or has a payment term greater than 30 days from the date of the original invoice, or which has been written off the books of such Borrower or otherwise determined (in such Borrower’s good faith) as uncollectible;

(f) in the case of Freight Receivables: it has been unpaid for more than 45 days after the date of the original invoice for it, or has a payment term greater than 45 days from the date of the original invoice, or which has been written off the books of such Borrower or otherwise determined (in such Borrower’s good faith) as uncollectible;

(g) any covenant, representation, or warranty contained in this Agreement or in the other Loan Documents has been breached or is not true in any material respect with respect to such account;

(h) it (i) does not arise from the performance of services in the ordinary course of business, (ii) is not evidenced by an invoice (or other documentation satisfactory to Agent in its sole discretion) payable at Agent’s counters or to deposit account subject to a Control Agreement and which has been sent to the account debtor, (iii) represents a progress billing, (iv) is contingent upon such Person’s or its Affiliates’ completion of any further performance, (v) relates to payments of interest or (vi) has been invoiced more than once;

(i) any check or other instrument of payment of such account has been returned uncollected for any reason;

(j) it is owed by an account debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver-manager, custodian, trustee, restructuring official (herstructureringsdeskundige), observer (observator), administrator (bewindvoerder), silent administrator (beoogd bewindvoerder) or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Federal, State, national or territorial bankruptcy laws (other than post-petition accounts payable of an account debtor that is a debtor-in-possession under the US Bankruptcy Code and acceptable to Agent in its sole discretion), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business, unless, in each case, payment by the applicable credit insurer on an insurance claim made by a Borrower in respect of any account owing by such account debtor, including the amount and date of such payment, has been confirmed to Agent in writing by such credit insurer;

(k) it is owed by any account debtor that has sold all or substantially all its assets (unless such account has been assumed by a Person that shall have acquired such assets and otherwise satisfies the requirements set forth in this definition);

(l) it is owed in any currency other than US Dollars (or another currency acceptable to Agent in its sole discretion, provided that such currency exposure is hedged with Agent or another Lender);

(m) it is owed by any Affiliate, shareholder, employee, officer, director or agent of a Borrower;

(n) such account exceeds any credit limit with respect to the account debtor obligated on it as determined by a Borrower from time to time, and such credit limit is acceptable to Agent in its sole discretion (and otherwise such credit limit as Agent may determine after notice and consultation with a Borrower), to the extent of such excess;

(o) it is owed by an account debtor or any Affiliate of such account debtor to which a Borrower is indebted, but only to the extent of such indebtedness, or it is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an account debtor, in each case to the extent thereof;

(p) in the case of Demurrage Receivables: it is subject to any written counterclaim, deduction, defense, setoff or dispute, but only to the extent thereof;

(q) in the case where thirty-five percent (35%) or more of the US Dollar amount of all accounts owing by any account debtor (and the Affiliates thereof) are subject to any written counterclaim, deduction, defense, setoff or dispute, then no account of such account debtor or any Affiliate thereof shall constitute an Eligible Account;

(r) it is evidenced by or arising under any promissory note, lease, chattel paper, or instrument (other than an invoice);

(s) the applicable Borrower has made any agreement with the account debtor for any reduction thereof (to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or it is an account which was partially paid and such Borrower created a new receivable for the unpaid portion of such account;

(t) it does not comply in all material respects with the requirements of all Applicable Laws and regulations, whether Federal, State, national or local;

(u) it was created on cash on delivery terms;

(v) it is an account which Agent determines in its reasonable discretion may not be paid by reason of the account debtor’s financial condition or inability to pay;

(w) it is subject to any limitation of assignment (which would have the effect of preventing or restricting the creation of security interests) or limitation on the creation of security interests (whether arising by operation of law, by agreement or otherwise) unless the Agent has determined that such limitation is not enforceable; or

(x) it is an account which Agent determines in its reasonable discretion is otherwise unacceptable for any reason whatsoever.

Any accounts that are not Eligible Accounts shall nevertheless be part of the Collateral. In determining the amount of the account to be included in the Borrowing Base, the face amount of an account shall be reduced, to the extent not reflected in such face amount, by (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such account but not yet applied by a Borrower to reduce the amount of such Eligible Accounts.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.5(b)(iii)).

“Eligible Cash” means cash of the Borrowers which is held in an account at the Agent subject to a Control Agreement executed in favor of the Agent.

“Eligible In-Transit Inventory” means inventory owned by a Borrower: (i) for which title has passed to such Borrower, and is represented by an original negotiable bill of lading signed by the vessel master, barge bill of lading, warehouse receipt or other document of title transfer reasonably acceptable to Agent, (ii) for which the bill of lading or other document of title reflects Agent (or, with the consent of Agent, such Borrower) as consignee (either directly or by means of endorsements), along with delivery to such Borrower or its customs broker of the documents of title with respect thereto, (iii) as to which Agent has control over a set of documents of title which evidence ownership of the subject inventory (such as, if requested by Agent, by the delivery of a Collateral Access Agreement), (iv) which is insured to the satisfaction of Agent, and (v) which otherwise would constitute Eligible Inventory.

“Eligible Inventory” means inventory of a Borrower consisting of Approved Products held for resale in the ordinary course of the business of such Borrower that at all times satisfy the criteria set forth below as determined by the Agent in its sole discretion. Except as otherwise agreed by Agent, no inventory shall constitute Eligible Inventory if:

(a) a Borrower does not have good, valid and marketable title thereto;

(b) it is not subject to a first priority perfected security interest in favor of the Agent (except as to priority, subject to Liens referred to in clause (b) and (c) of the definition of the term Permitted Liens);

(c) it is subject to any Lien, other than the Lien of Agent and those permitted in clauses (b), (c), (j) and (m) of the definition of the term Permitted Liens (but as to Liens referred to in clauses (j) and (m) only to the extent that Agent has established a Reserve as provided therein) and any other Liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or Lien and Agent;

(d) it is (x) more than 6 months old and is not represented by a quality certificate older than one (1) month or (y) in the Agent’s opinion (in consultation with the Borrowers), slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximate at least to the cost of such inventory in the ordinary course of business or unacceptable due to age, type, category and/or quality;

(e) it has been returned or rejected by the applicable customer;

(f) any covenant, representation, or warranty contained in this Agreement or any of the other Loan Documents with respect to such inventory has been breached or is not true in any material respect or it is inventory that does not conform in all material respects to all standards imposed by any Governmental Authority;

(g) it is inventory in which any Person other than such Borrower shall have any direct or indirect ownership, interest or title or which is subject to any purchase order or invoice which gives or purports to give such other Person an interest therein;

(h) it is the subject of consignment by such Borrower as consignor, other than a consignment to Agent or a Lender;

(i) it is not located in the United States at premises owned by a Borrower, except as set forth in clauses (j) and (k) below or if it is Eligible In-Transit Inventory;

(j) it is located on any barges owned, leased or chartered in by a Borrower unless (i) such premises or barges are Approved Barges and the lessor (and its mortgagee, if any) has delivered to Agent a Collateral Access Agreement that Agent has acknowledged in writing is acceptable to it or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by Agent in its sole discretion;

(k) it is located in any third party warehouse which is not an Approved Warehouse or in the possession of any customs broker or freight forwarder which is not an Approved Customs Broker, or is in the possession of a bailee or is being processed offsite at a third party location or outside processor;

(l) it has not been purchased by a Borrower pursuant to a documentary collection procedures acceptable to Agent (i.e., documents of title presented to Agent or a letter of credit and payment is made directly to the supplier);

(m) it is not insured with a financially sound and reputable insurance company, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in substantially the same businesses, with the Agent as an additional insured and loss payee or pledgee under such insurance policy, without liability for unpaid premiums;

(n) it is a discontinued product or component thereof and is not immediately usable in a continuing product;

(o) it is the subject of a bill of lading or other document of title unless it is Eligible In-Transit Inventory;

(p) it is subject to any custom duties (invoerrechten) or other arrangement to delay duty and/or VAT is in place, unless a Reserve for such custom duties, delay duty or VAT has been established by Agent in its sole discretion;

(q) it is supplied under a contract which expressly includes retention of title rights, including any retention of title arrangements (eigendomsvoorbehoud) in favor of the related seller or supplier, or is subject to the laws of a jurisdiction which provides a retention of title arrangements or a right of reclamation (recht van reclame) as a matter of law or for which reclamation rights have been asserted in such inventory by the seller;

(r) it is acquired from a Sanctioned Entity;

(s) it has not been purchased by a Borrower pursuant to a contract that includes OFAC clauses, limits of liability to the Loan Parties, arbitration clauses, New York law as governing law and jurisdiction for disputes; or

(t) Agent otherwise determines such inventory is unacceptable for any other reason whatsoever.

“Eligible Tier 1 Insured Account” means an Eligible Account (i) which is credit insured pursuant to the Credit Insurance Policy, but only to the extent that the gross face amount of such Eligible Account is covered thereby (with the uninsured portion of an Eligible Account not eligible for inclusion in the Borrowing Base) or (ii) due from account debtors with a rating that qualifies as an Investment Grade Rating.

“Eligible Uninsured Demurrage Receivable” means a Demurrage Receivable that qualifies as an Eligible Account but is not an Eligible Tier 1 Insured Account.

“Eligible Uninsured Freight Receivable” means a Freight Receivable (x) that qualifies as an Eligible Account, (y) is not an Eligible Tier 1 Insured Account and (z) for which a Borrower still controls the underlying cargo and has not released/discharged the cargo-carrying vessel to the account debtor, Affiliates of the account debtor or any agent, custodian or other third parties.

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the subscription, purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the subscription, purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under Section 414(b) of the Code, (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party under Section 414(c) of the Code, (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party is a member under Section 414(m) of the Code, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any Person subject to ERISA that is a party to an arrangement with any Loan Party and whose employees are aggregated with the employees of such Loan Party under Section 414(o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence or reasonably likely incurrence by any Borrower or any ERISA Affiliate thereof of any liability with respect to a withdrawal by such Borrower or any such ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence or reasonably likely incurrence by any Borrower or any ERISA Affiliate thereof of any liability with respect to a complete or partial withdrawal by such Borrower or any such ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate thereof.

“Erroneous Payment” has the meaning set forth in Section 11.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 11.11(d)(i).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 11.11(d)(i).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 11.11(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 11.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. §1 et seq.), and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) due to such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (7 U.S.C. §1 et seq.), and any successor statute and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Agent or such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), and (b) any U.S. Federal withholding Taxes imposed under Sections 1471 through 1474 of the Code.

“Exclusive Control Agreement” means a Control Agreement that provides (among other things) that on and after the Closing Date the depository bank shall comply with any order originated by the Collateral Agent.

“Facility Cap” means, at any time, the lesser of: (a) the Borrowing Base at such time or (b) the Maximum Credit.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means, in relation to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Freight Receivables” means claims for payment due or to become due to a Borrower whether as charter hire, freights, payments or otherwise, under any time or voyage charter.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Uncommitted Facility Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether national, state, territorial, county, municipal or other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such function, such as the European Union or the European Central Bank).

“Guarantor” means the Parent and each Subsidiary of the Parent (other than the Borrowers).

“Guaranty” means the Parent Guaranty and the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Hedge Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hedged Inventory” means inventory of Approved Products in the possession of a Borrower, the value of which is covered by one or more Approved Fuel Hedging Contracts.

“IFRS” means the international financial reporting standards as in effect from time to time as adopted by the International Accounting Standards Board and which are applicable to the circumstances as of the date of determination consistently applied.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person, and including customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations, (but excluding trade debt and accrued expenses incurred in the ordinary course of business on normal trade terms), (f) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any security interest in, Lien or other encumbrance upon, or payable out of the proceeds of production from property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, (i) the principal portion of all Capital Lease Obligations of such Person, (j) all obligations of such Person under Hedge Agreements, (k) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration and other Disqualified Equity Interests, (m) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product and (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent such Person is liable for such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in subsection (a), Other Taxes.

“Insolvency Regulation” means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) as amended from time to time and as lastly amended on 15 December 2021 by replacing its Annexes A and B.

“Intellectual Property” means a Loan Party’s now owned and hereafter arising or acquired whether registered or unregistered: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, region or jurisdiction, together with all rights and privileges arising under Applicable Law with respect to such Loan Party’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Interest Payment Date” means (a) as to any ~~Loan other than a Base Rate Loan: (x)(i) for one month Term SOFR Loans, the 30th day of each Interest Period applicable to such Loan and (ii) for three month Term SOFR Loans, the 30th, 60th and~~SOFR Loan, the last day of each Interest Period applicable to such Loan and ~~(y)~~ the Termination Date and (b) as to any Base Rate Loan, the first Business Day of each month and the Termination Date.

“Interest Period” means, as to each ~~Term~~ SOFR Loan, the period commencing on the date such ~~Term~~ SOFR Loan is disbursed (or renewed) and ending on the date that is ~~either (i)~~ one month ~~or (ii) three months~~ thereafter~~, as selected by the Administrative Borrower pursuant to Section 2.3, as the case may be~~; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Inventory Value” means the sale price of the inventory minus: (a) accrued storage or transportation costs, (b) the amount of any prepayments made by the applicable purchasers of such inventory, and (c) any offsets, discounts or counterclaims due as a result of contract specification differences.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions, or acquisitions (in one transaction or a series of transactions) of Indebtedness, Equity Interests, or all or a substantial part of the assets of such other Person, or of any division or business line of such other Person, whether through purchase of assets, merger or otherwise, or the formation or acquisition of any Subsidiaries, or any other items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“Investment Grade Rating” of a Person means that such Person has a minimum investment grade rating on its senior unsecured debt securities of at least BBB as determined by S&P or Baa3 as determined by Moody’s.

“Issuing Bank” means Valley National Bank.

“Lenders” means the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.5(b) hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

“Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus, (b) without duplication, the aggregate amount of all drawings under Letters of Credit for which Issuing Bank has not at such time been reimbursed.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“Letters of Credit” means all standby letters of credit issued by Issuing Bank for the account of a Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.

“Leverage Ratio” means, at any date of determination, the ratio of (a) Total Debt on such day to (b) Tangible Net Worth.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, security interest, or preference as to any assets, priority, privilege (voorrecht) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht) or other security agreement or preferential arrangement of any kind or nature whatsoever as to any assets (including any conditional sale or other title retention agreement, right of retention (retentierecht), privilege (voorrecht), retention of title arrangements (eigendomsvoorbehoud) or right of reclamation (recht van reclame), any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan made (or to be made) hereunder. “Loan Account” has the meaning set forth in Section 5.5(a).

“Loan Documents” means this Agreement, the Control Agreements, each Borrowing Base Certificate, the Guaranty Agreements, each Security Document, the Perfection Certificate, any note or notes executed by a Borrower in connection with this Agreement and payable to any Lender, any subordination agreement, and any other guaranty, instrument or agreement entered into, at any time, by any Loan Party in connection with this Agreement; provided, that, the Loan Documents shall not include Bank Product Agreements.

“Loan Party” means each Borrower and each Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” means (a) the price of bunker fuel or lubricant commodities as published on (x) CME, ICE or other exchange approved by Agent or (y) Platts publication, or established over the counter with Agent-approved counterparties cleared through an exchange approved by Agent; plus (b) the net liquidation value of the Approved Fuel Hedging Contract used to hedge such inventory (subject to a tripartite agreement granting Agent priority security interest over the account created thereby); plus or minus (c) any price differential due to either product specification or location.

“Material Adverse Effect” means a material adverse effect on (a) business, assets, liabilities, operations, property, prospects or financial condition of a Borrower; (b) the ability of a Borrower to perform its obligations, when such obligations are required to be performed under this Agreement or any of the other Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Agent or any Lender hereunder or thereunder or the perfection or priority of any security interest or Lien in favor of Agent.

“Material Contract” means (a) any contract or other agreement (other than the Loan Documents and Bank Product Agreements), written or oral, of a Loan Party involving monetary liability of or to any Person in an amount in excess of $1,000,000 in any fiscal year (but excluding for this purpose (x) charter contracts, bunkering agreements and other similar contracts and agreements related to vessel operations in each case entered into in the ordinary course of business and (y) contracts or other agreements for the purchase and sale of goods or services where the other party thereto has no obligation to purchase or sell such goods or services under such contract or other agreement) and (b) any other contract or other agreement (other than the Loan Documents and Bank Product Agreements), whether written or oral, to which a Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto has or could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Revolving Loans, Letters of Credit or obligations in respect of one or more Bank Product Agreements), of a Loan Party in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that a Loan Party would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date” means the date established by the Agent and notified to the Administrative Borrower pursuant to Section 5.3(a).

“Maximum Credit” means $15,000,000, as such amount may be increased or reduced in accordance with the terms hereof.

“Maximum Interest Rate” means the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Loan Party to a Lender, or to the extent that at any time such Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate thereof makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Value” means the invoice value of the receivable after negotiations with the debtor or the notional value of the invoice, as reduced by the amount of dilution (i.e, the difference between the gross amount of invoices and the cash actually collected for such invoices) of the Borrowers’ receivables for the then trailing twelve-month period.

“Netherlands” means the European part of the Kingdom of the Netherlands.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means any and all Revolving Loans, Letter of Credit Obligations, Bank Product Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by a Borrower to Agent or any Lender or Issuing Bank (or in the case of Bank Product Agreements, Affiliates of Agent), including principal, interest, charges, indemnities, reimbursement and indemnification obligations with respect to Letters of Credit, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents or the Bank Product Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured, provided, that, notwithstanding anything to the contrary contained herein, the Obligations shall exclude any Excluded Swap Obligation.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, with respect to any Person, the certificate or articles of incorporation, certificate of formation, memorandum of association, by-laws, limited liability company agreement, operating agreement, deed of incorporation (akte van oprichting), articles of association (statuten), any shareholders' register (aandeelhoudersregister), any regulations and/or rules (reglementen en/of andere regels), or other organizational or governing documents of such Person.

“Other Taxes” means all present or future stamp, court, documentary, filing, recording, excise, property, value added or goods and services Taxes or other similar Taxes arising from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Parallel Debt” has the meaning assigned to such term in Section 11.11.

“Parent” means Delta Corp Holdings Limited, a private company incorporated in England and Wales.

“Parent Guaranty” means a guaranty agreement at any time executed and delivered by the Parent in favor of Agent for the benefit of the Lenders.

“Participant” has the meaning specified in Section 13.5(d).

“Participant Register” has the meaning specified in Section 13.5(e).

“Patriot Act” has the meaning set forth in Section 6.25.

“Payment Recipient” has the meaning set forth in Section 11.11(a).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate thereof or to which any Borrower or any ERISA Affiliate thereof contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a perfection certificate in form and substance satisfactory to the Agent, which is duly completed (including all schedules thereto) and executed by a Responsible Officer of the Administrative Borrower and delivered to Agent.

“Permitted Dispositions” means each of the following:

(a) sales and leasing of inventory in the ordinary course of business,

(b) the sale or other disposition of used, worn-out, surplus, obsolete machinery, equipment and interests in real property or machinery, equipment and interests in real property no longer used or useful in the conduct of the business of a Loan Party;

(c) the sale of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business consistent with the practices of a Loan Party as of the date hereof;

(d) the issuance of Equity Interests of a Loan Party consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of a Loan Party for the benefit of its employees, directors and consultants; provided, that, in no event shall a Loan Party be required to issue, or shall a Loan Party issue, Equity Interests pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Default or Event of Default;

(e) the abandonment or other disposition of Intellectual Property that is not material or is no longer used or useful in any material respect in the business of a Loan Party and does not appear on is or otherwise not affixed to or incorporated in any inventory;

(f) any transfer of property or assets, or issuance of Equity Interests, that is a Restricted Payment permitted under Section 8.8 or Permitted Investment permitted under Section 8.5;

(g) the sale or other disposition of assets during any 12-month period having a fair market value not exceeding $2,000,000, provided that (i) no Event of Default shall have occurred and be continuing at the time of such sale or disposition, (ii) consideration for any such sale or disposition shall consist only of cash and/or Permitted Investments under clause (m) of the definition thereof and (iii) the net sale cash proceeds thereof shall be paid into a Deposit Account subject to a Springing Control Agreement; and

(h) the transfer of cash for the payment of Indebtedness to the extent such payments are permitted hereunder and for the payment of other payables in the ordinary course of the business of a Loan Party.

“Permitted Indebtedness” means:

(a) the Obligations (excluding Obligations under Hedge Agreements permitted pursuant to clause (c) below);

(b) Indebtedness (including Capital Lease Obligations) arising after the date hereof to the extent secured by security interests in equipment and mortgages on Real Property acquired after the date hereof in an aggregate outstanding principal amount not to exceed $2,000,000 at any time; provided, that, (i) such security interests and mortgages do not apply to any property of a Loan Party other than specific items of equipment or Real Property, (ii) the Indebtedness secured thereby does not exceed the cost of the applicable equipment or Real Property, as the case may be and (iii) as of the date any such Indebtedness is incurred and after giving effect thereto, no Default or Event of Default shall exist;

(c) Indebtedness of a Loan Party entered into in the ordinary course of business pursuant to (x) an Approved Fuel Hedging Agreement or (y) a Hedge Agreement in respect of freight rates; provided, that, (i) such arrangements are not for speculative purposes, (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with Agent (or its Affiliates) that are secured under the terms hereof and (iii) the parties to such arrangements shall have entered into a tri-party agreement with the Agent subordinating the Loan Party’s obligations under such hedging arrangements to the Obligations under the Loan Documents (or otherwise providing for priority of the Loan Parties’ respective payment obligations satisfactory to Agent);

(d) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five Business Days of incurrence;

(e) Indebtedness of a Loan Party in respect of bid, payment and performance bonds, workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, or guarantees of the foregoing types of Indebtedness, in the ordinary course of business and consistent with current practices as of the date hereof; and

(f) Subordinated Debt subject to the prior written consent of the Agent, and refinancings thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Loan Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced; and

(g) Indebtedness consisting of intercompany loans and advances made by a Borrower to any other Borrower;

(h) Guarantees of Indebtedness referenced in this definition;

(i) Indebtedness to insurance companies to finance insurance premiums;

(j) the Indebtedness set forth in Schedule 8.1, and refinancings thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Loan Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced; and

(k) other Indebtedness not contemplated by the above provisions, provided that (i) immediately before and after giving effect (on a pro forma basis) to the incurrence of such additional Indebtedness (x) no Event of Default then exists or would result therefrom and (y) the Borrowers shall be in compliance with the financial covenants set out in Section 9 and (ii) in the case of an incurrence of Indebtedness in an aggregate principal amount exceeding $500,000, the Administrative Borrower shall deliver to the Agent not later than thirty (30) days prior to such incurrence a Compliance Certificate demonstrating the Borrowers’ compliance with the financial covenants set out in Section 9 after giving effect (on a pro forma basis) to the incurrence of such additional Indebtedness.

“Permitted Investments” means each of the following:

(a) Investments consisting of accounts receivables owing to a Loan Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(b) the endorsement of instruments for collection or deposit in the ordinary course of business;

(c) Investments in cash or cash equivalents acceptable to Agent; provided, that, no Revolving Loans are then outstanding; except that notwithstanding that any Revolving Loans are outstanding, a Loan Party may from time to time in the ordinary course of business consistent with its current practice as of the date hereof make deposits of cash or other immediately available funds in Disbursement Account(s) to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in cash equivalents consisting of overnight investments until so drawn (so long as such funds and cash equivalents are not held more than two Business Days from the date of the initial deposit thereof);

(d) So long as no Event of Default then exists, Investments in securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, provided, that, such securities shall be pledged to the Collateral Agent as collateral for the Obligations;

(e) deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(f) obligations under Hedge Agreements permitted under clause (c) of the definition of Permitted Indebtedness hereof;

(g) payroll, travel, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with IFRS and that are made in the ordinary course of business consistent with current practices as of the date hereof;

(h) stock or obligations issued to a Loan Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to a Loan Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

(i) obligations of account debtors to a Loan Party arising from accounts which are past due evidenced by a promissory note made by such account debtor payable to Loan Party; and

(j) Investments by a Loan Party in or to another Loan Party including any Subsidiary in accordance with Section 7.10;

(k) Investments consisting of extensions of credit in the nature of accounts receivable, endorsements for collection or deposit, deposits made in connection with the purchase price of goods or services, and or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, so long as the aggregate amount of such Investments does not exceed $2,000,000;

(l) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, so long as the aggregate amount of such Investments does not exceed $2,000,000;

(m) Investments in non-cash consideration received in Permitted Dispositions to the extent permitted hereby and Investments consisting of any deferred portion of the sales price received by any Loan Party in connection with any Permitted Disposition to the extent permitted hereby, so long as the aggregate amount of such Investments does not exceed $2,000,000; and

(n) other Investments not contemplated by the above provisions, provided that (i) immediately before and after giving effect (on a pro forma basis) to such Investment (x) no Event of Default then exists or would result therefrom and (y) the Borrowers shall be in compliance with the financial covenants set out in Section 9 and (ii) in the case of an Investment in an aggregate principal amount exceeding $500,000, the Administrative Borrower shall deliver to the Agent not later than thirty (30) days prior to the making of such Investment a Compliance Certificate demonstrating the Borrowers’ compliance with the financial covenants set out in Section 9 after giving effect (on a pro forma basis) to such Investment.

“Permitted Liens” means:

(a) the security interests and Liens of Agent and the rights of setoff of Agent or any Lender provided for herein or under Applicable Law;

(b) Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with IFRS;

(c) non-consensual statutory Liens (other than Liens arising under ERISA or securing the payment of taxes) arising in the ordinary course of a Loan Party’s business that do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s, mechanics’ and growers’ Liens, to the extent: (i) such Liens do not in the aggregate materially detract from the value of the property of a Loan Party and do not materially impair the use thereof in the operation of a Loan Party, (ii) such Liens secure Indebtedness which is not overdue or is fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and with respect to which adequate reserves have been set aside on its books in accordance with IFRS;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of a Loan Party as presently conducted thereon or materially impair the value or marketability of the Real Property which may be subject thereto;

(e) security interests in equipment and Real Property arising after the date hereof to secure Indebtedness permitted under clause (b) of the definition of Permitted Indebtedness, whether such Indebtedness is assumed or incurred by a Loan Party;

(f) pledges and deposits of cash by a Loan Party after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Loan Party as of the date hereof;

(g) pledges and deposits of cash by a Loan Party after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Loan Party as of the date hereof;

(h) Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by a Loan Party located on the premises of a Loan Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Loan Party and the precautionary UCC financing statement filings in respect thereof;

(i) statutory or common law Liens or rights of setoff of depository banks with respect to funds of a Loan Party at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by a Loan Party at such banks (but not any other Indebtedness or obligations);

(j) judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) (x) such Liens secure liabilities in an outstanding aggregate amount not in excess of $50,000 and (y) are not stayed, satisfied or discharged within ten (10) Business Days or (ii) (A) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (B) adequate reserves or other appropriate provision, if any, as are required by IFRS have been made therefor, and (C) a stay of enforcement of any such Liens is in effect; and provided further that in the case of either (i) or (ii) above, Agent may establish a Reserve with respect thereto;

(k) leases or subleases of Real Property granted by a Loan Party in the ordinary course of business and consistent with current practices of such Loan Party to any Person so long as any such leases or subleases do not interfere in any material respect with the ordinary conduct of the business of such Loan Party as presently conducted thereon;

(l) Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;

(m) Liens incurred, and pledges or deposits made in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of insurance carriers providing insurance to the Loan Parties permitted under clause (i) of “Permitted Indebtedness”.

(n) the security interests and Liens set forth on Schedule 8.2 which are not otherwise permitted under the other clauses of this definition.

“Person” or “person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pre-Sold Inventory” means inventory of Approved Products in the possession of a Borrower which meets the following criteria: (a) it is the subject of a customer purchase order in form and substance reasonably acceptable to Agent; (b) the customer is acceptable to Agent in its sole discretion; (c) the Borrower shall have received a satisfactory quality certificate at the time of the acquisition of such inventory that is not older than one (1) month and (d) the distribution process with respect to such inventory is in compliance with the delivery schedule provided in such customer purchase order, as determined by Agent in its sole discretion.

“Pro Rata Share” means as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Uncommitted Facility Portion and the denominator of which is the aggregate amount of all of the Uncommitted Facility Portions of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.5(b) hereof; provided, that, if the Uncommitted Facility Portions have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

“Real Property” means all now owned and hereafter acquired real property of each Loan Party, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Records” means all of each Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Loan Party with respect to the foregoing maintained with or by any other person).

“Register” shall have the meaning set forth in Section 13.5(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having or holding more than fifty percent (50%) of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided, that, (a) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (b) at any time there are two (2) or more Lenders (who are not Affiliates or branches of one another or Defaulting Lenders), “Required Lenders” must include at least two (2) Lenders (who are not Affiliates or branches of one another).

“Reserves” means as of any date of determination, the aggregate amount of such other amounts as Agent may from time to time establish and revise in its sole discretion reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to Loan Party under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its sole discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of a Loan Party or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of a Loan Party to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any Default or an Event of Default. To the extent that such Reserve is in respect of amounts that may be payable to third parties, Agent may, at its option, deduct such Reserve from the Maximum Credit at any time that such limit is less than the amount of the Borrowing Base.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder and with respect to a Dutch Loan Party, provided such officer is authorized to represent that Dutch Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of a Loan Party.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of a Loan Party, or any setting apart of funds or property for any of the foregoing, and (b) the payment by a Loan Party of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of a Loan Party.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans, plus (b) the amount of the Letter of Credit Usage of Borrowers.

“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Uncommitted Facility Portions, the amount of such Lender’s Uncommitted Facility Portion, and (b) after the termination of the Uncommitted Facility Portions, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” means loans now or hereafter made by a Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section

2.1 hereof.

“S&P” means, S&P Global Ratings, a division of S&P Global Inc., or any successor that is a national credit rating organization.

“Sanctions” mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. Government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or any other Governmental Authority in any jurisdiction.

“Sanctioned Entity” means any target of Sanctions or Person subject to Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Entity, or (d) otherwise a target of Sanctions, including vessels, planes and ships, that are designated under any Sanctions program.

“Secured Parties” means, collectively, (a) Agent, (b) Lenders, (c) the Issuing Bank and (d) any Bank Product Provider; provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.

“Security Documents” means the Singaporean Security Agreement, the US Security Agreement, the Dutch Security Documents, each Control Agreement, and any other agreement or instrument at any time executed by a Loan Party or any other Person in connection with this Agreement that is intended to (or purports to) create, perfect or evidence a Lien to secure the Obligations.

“Singaporean Security Agreement” means the Security Agreement, dated of even date herewith, by and among Delta Singapore and Agent, that is intended to (or purports to) create, perfect or evidence a Lien under the laws of Singapore to secure the Obligations.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loans” means any Revolving Loans or portion thereof on which interest is payable based on Daily Simple SOFR in accordance with the terms hereof.

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR.”

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Springing Control Agreement” means in a Control Agreement that provides (among other things) that on and after the Closing Date the depository bank shall comply with any order originated by the Collateral Agent for so long as an Event of Default has occurred and is continuing (and so long as no Event of Default exists, the depository bank shall comply with orders originated by the respective Borrower).

“Subordinated Debt” means any Indebtedness and other obligations (including trade payables) of any Loan Party incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement in form and substance satisfactory to Agent, and is otherwise on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such corporation, partnership, limited liability company, or other entity.

“Subsidiary Guaranty” means a guaranty agreement at any time executed and delivered by any Guarantor other than the Parent in favor of Agent for the benefit of the Lenders

“Supermajority Lenders” means, at any time, Lenders having or holding more than sixty-six and two-thirds (66 2/3%) of the aggregate Revolving Loan Exposure of all Lenders; provided, that, (a) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (b) at any time there are two (2) or more Lenders (who are not Affiliates or branches of one another), “Supermajority Lenders” must include at least two (2) Lenders (who are not Affiliates or branches of one another or Defaulting Lenders).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means for the Parent and its consolidated Subsidiaries, the sum of total assets, plus Subordinated Debt owing to the Agent (in its capacity as a lender), less total liabilities, less any amount owing from any Related Parties, less goodwill, investments, write-ups in the book value of assets, inventory and other security appearing on the asset side of a balance sheet and any other assets deemed “intangibles” in accordance with IFRS less the book value of equity held by a Guarantor and other future subsidiary of a Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

~~“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.~~

~~“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).~~

~~“Term SOFR Loans” means any Revolving Loans or portion thereof on which interest is payable based on Term SOFR in accordance with the terms hereof.~~

~~“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.~~

“Termination Date” means the earliest to occur of (a) the Maturity Date, or (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Uncommitted Facility Portion is terminated (or deemed terminated) in accordance with the terms hereof.

“Total Debt” means, at any date of determination, for the Parent and its consolidated Subsidiaries, the aggregate principal amount of all Indebtedness outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined in accordance with IFRS.

“UCC” means the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise reasonably determine).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncommitted Facility Portion” means, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signatures pages hereto designated as the Uncommitted Facility Portion or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.5(b) hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Uncommitted Facility Portions”.

“Uncommitted Facility Percentage” means, with respect to any Lender, the percentage obtained by dividing (i) the aggregate Uncommitted Facility Portion of that Lender by (ii) the aggregate Uncommitted Facility Portions of all Lenders.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Security Agreement” means the New York law governed Security Agreement, dated of even date herewith, by and among each Borrower and Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Working Capital” means, as of any date of determination, Current Assets of such date minus Current Liabilities as of such date.

1.2 Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) General. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 12.3. Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or Issuing Bank under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Loan Party’s “knowledge” or similar concept means actual knowledge of a Responsible Officer, or knowledge that a Responsible Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter. In connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference in any Loan Document to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.

(b) UCC Terms. Any term used in this Agreement that is defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(c) Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

(d) Payment in Full. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the payment in full in cash of the principal and accrued and unpaid interest with respect to the Revolving Loans, (ii) the payment in full of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or is otherwise due, (iii) the delivery to Agent of cash collateral, or at Agent’s option, the delivery to Agent of a letter of credit payable to Agent issued by a bank acceptable to Agent and in form and substance satisfactory to Agent, in either case in respect of (A) Letter of Credit Obligations not to exceed 105% percent of such amount, (B) Bank Product Obligations (or, at the option of Agent, the termination of the applicable Bank Product or cash management arrangements and the payment in full in cash of the Bank Product Obligations due and payable in connection with such termination), (C) continuing obligations of Agent under Control Agreements and (D) other contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Agent at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Agent for which Agent would be entitled to indemnification by a Borrower hereunder and (iv) the termination of the Uncommitted Facility Portion and the financing arrangements provided by each Lender to each Borrower hereunder.

1.3 Accounting Terms.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with IFRS applied on a basis consistent with the most recent audited consolidated financial statements of the Parent delivered to Agent; provided, that, in the event of any change in IFRS after the date hereof that affects the covenants in Section 9 hereof, a Borrower may by notice to Agent, or Agent may by notice to a Borrower require that such covenants be calculated in accordance with IFRS as in effect, and as applied by a Borrower immediately before the applicable change in IFRS became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to such Borrower and Agent. Each Borrower shall deliver to Agent at the same time as the delivery of any financial statements given in accordance with the provisions of Section 7.1 hereof (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding monthly, quarterly or annual financial statements, (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application and (iii) a reconciliation between calculations permitted to be made hereunder other than based on IFRS as permitted hereunder and such calculations based on IFRS.

(b) Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to (A) any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (B) without giving effect to proposed Accounting Standards Update (ASU) 2016-02 (Topic 842), any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in IFRS after the Closing Date that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease on the Closing Date to be recharacterized as a Capital Lease and (ii) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (A) unqualified, and (B) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.4 Rounding. Any financial ratios required to be maintained by a Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result down to the nearest number (with a rounding-up if there is no nearest number).

1.5 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the maximum amount for which it may be honored in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.6 Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Prime Rate, ~~the Term~~Daily Simple SOFR ~~Reference Rate~~ or ~~Term~~ SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Prime Rate, ~~the Term~~Daily Simple SOFR ~~Reference Rate, Term~~or SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Prime Rate, ~~the Term~~Daily Simple SOFR~~Reference Rate, Term~~or SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain the Prime Rate, ~~the Term~~Daily Simple SOFR ~~Reference Rate, Term~~, SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2. CREDIT FACILITY

2.1 Revolving Loans. From time to time on and after the Closing Date and until the Termination Date, and subject to (x) the terms and conditions contained herein and (y) the sole discretion of the Lenders, the Borrowers may request that each Lender severally (and not jointly) make its Pro Rata Share of Revolving Loans to a Borrower from time to time in amounts requested by or on behalf of such Borrower, provided, that, after giving effect to any such Revolving Loan, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding shall not exceed the Facility Cap. Subject to the terms and conditions hereof, a Borrower may from time to time borrow, prepay and reborrow Revolving Loans. Borrowers acknowledge and agree that in no event will Lenders be under any obligation to extend or renew any Revolving Loans and that the inclusion of a “maturity date” concept in this Agreement is solely for the convenience of the Lenders and shall not be interpreted in any manner to limit or otherwise affect the uncommitted, discretionary or demand nature of the Credit Facility.

2.2 Letters of Credit.

(a) General. Subject to, and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of a Borrower, Agent agrees to arrange for Issuing Bank to issue, for the account of such Borrower, one or more Letters of Credit, containing terms and conditions acceptable to Borrowers, Agent and Issuing Bank.

(b) Notice of Issuance, Amendment, Renewal, Extension. A Borrower shall give Agent and Issuing Bank three (3) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) in the form attached hereto as Exhibit D (or such other form provided by the Issuing Bank) (each, a “Letter of Credit Request”). Such notice shall be irrevocable and shall (i) specify the original face amount of the Letter of Credit requested (or identify the Letter of Credit to be amended, renewed or extended), (ii) the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit (or such amendment, renewal or extension), (iii) whether such Letter of Credit may be drawn in a single or in partial draws, (iv) the date on which such requested Letter of Credit is to expire, (v) the purpose for which such Letter of Credit is to be issued, (vi) the name and address of the beneficiary of the requested Letter of Credit, (vii) such other information as shall be necessary to enable Issuing Bank to prepare, amend, renew or extend such Letter of Credit and (viii) if requested by Issuing Bank or Agent, such Borrower shall have delivered to Issuing Bank with respect thereto at such times and in such manner as Issuing Bank may require, an application, in form and substance satisfactory to Issuing Bank and Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof. If requested by the Issuing Bank, each Borrower shall attach to the Letter of Credit Request the proposed terms of the Letter of Credit. In no event shall a Letter of Credit be issued, amended, renewed or extended unless the forms and terms of the proposed Letter of Credit (as amended, renewed or extended, as the case may be) is satisfactory to Agent and Issuing Bank and is otherwise consistent with the policies of Issuing Bank in all respects. The renewal or extension of, or increase in the amount of, any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder. In the event of a conflict between the Letter of Credit and a provision of this Agreement, the Letter of Credit shall govern.

(c) Certain Conditions. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, a Letter of Credit shall be issued, amended, renewed or extended only if (and on issuance, amendment, renewal or extension of each Letter of Credit, each Borrower shall be deemed to represent and warrant that) immediately after giving effect to such issuance, amendment, renewal or extension:

(i) no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit;

(ii) after giving effect to the issuance, amendment, renewal or extension of any such Letter of Credit, the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding shall not exceed the Facility Cap;

(iii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(iv) the aggregate amount of all Letter of Credit Obligations shall not at any time exceed the least of (x) $10,000,000 (the “L/C Sublimit”) and (ii) the Facility Cap; or

(v) except as otherwise agreed by Agent and such Issuing Bank, such Letter of Credit is in an initial amount not less than $100,000.

Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. Promptly after the delivery of any Letter of Credit or amendment to a Letter of Credit, Issuing Bank will also deliver to Administrative Borrower and Agent a true and complete copy of such Letter of Credit or amendment.

(d) Expiration. Each Letter of Credit shall expire on the earlier of 90 days after such Letter of Credit’s date of issuance, renewal or extension (as applicable; it being understood that a Letter of Credit may provide for automatic renewal on terms and conditions acceptable to the Issuing Bank).

(e) Reimbursement. If Issuing Bank shall make any payment in respect of a Letter of Credit, such payment shall then be deemed automatically to constitute a Revolving Loan under Sections 2.1 and 2.4 regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 4, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by such Borrower to Agent for a Revolving Loan in the amount of such drawing or other amount then due, and shall be made by Agent as a Revolving Loan in an equivalent amount with the proceeds payable to Issuing Bank, and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan.

(f) Obligations Absolute. The obligations of each Borrower to pay each Letter of Credit Obligations and the obligations of Agent to make payments to Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Section 4 hereof or any other event or circumstance, and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, a Borrower’s obligations hereunder. Agent and Issuing Bank shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Bank; provided, that, the foregoing shall not be construed to excuse Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by Applicable Law) suffered by such Borrower that are caused by Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Issuing Bank (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction), Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Issuing Bank shall promptly notify Agent and a Borrower by telephone (confirmed by facsimile or otherwise as a Borrower and Issuing Bank may agree) of such demand for payment and whether Issuing Bank has made or will make any payment in respect thereof; provided, that, any failure to give or delay in giving such notice shall not relieve a Borrower of its obligation to reimburse Issuing Bank and Agent with respect to any such payment.

(h) Interim Interest. If Issuing Bank shall make any payment in respect of a Letter of Credit, or otherwise be owed any amounts in respect thereof, then, unless a Borrower shall reimburse Issuing Bank for such payment or other amount in full on the date such payment is made or amount due, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made or amount due but excluding the date that such Borrower reimburses such payment or other amount, at the rate per annum then applicable to Revolving Loans. Interest accrued pursuant to this paragraph shall be for the account of Issuing Bank, except that interest accrued on and after the date of payment by Agent pursuant to Section 2.2(e) above to reimburse Issuing Bank shall be for the account of Agent to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which such Borrower reimburses such payment in full.

(i) Cash Collateralization. If (x) Agent has demanded the repayment of all Obligations in accordance with Section 5.3(a) or (y) any Event of Default shall occur and be continuing, then on the Business Day that a Borrower receives notice from Agent demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with Agent, in the name and for the benefit of Issuing Bank (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the Letter of Credit Obligations as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in Section 10.1(e) or 10.1(f). Such deposit shall be held by Agent as collateral for the payment and performance of the Obligations. Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and each Borrower hereby grants Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Agent and at each Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by Agent for Letter of Credit Obligations and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of each Borrower for the Letter of Credit Obligations at such time or, if the maturity of the Revolving Loans has been accelerated, be applied to satisfy other Obligations.

(j) Indemnification. Each Borrower shall indemnify and hold Agent, each Lender and Issuing Bank harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent, such Lender or Issuing Bank may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by Agent, any Lender or Issuing Bank or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent, such Lender or Issuing Bank, as the case may be, as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Agent, each Lender and Issuing Bank harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Agent, a Lender or Issuing Bank, as the case may be, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section shall survive the payment of Obligations and the termination of this Agreement.

(k) Account Party. Each Borrower hereby irrevocably authorizes and directs Issuing Bank to name such Borrower as the account party on all Letters of Credit and to deliver to Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant a Borrower any right or authority to pledge the credit of Agent or any Lender in any manner. Each Borrower shall be bound by any reasonable interpretation made in good faith by Agent, or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of such Borrower. In connection with inventory purchased pursuant to any Letter of Credit, each Borrower shall, at Agent’s prior written request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, inventory, documents or instruments in which Agent holds a security interest that upon Agent’s prior written request, such items are to be delivered to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s possession, to deliver them, upon Agent’s prior written request, to Agent in their original form. Agent shall not exercise such right to request such items so long as no Default or Event of Default shall exist or have occurred and be continuing. Except as Agent may otherwise specify, each Borrower shall designate Issuing Bank with respect to a Letter of Credit as the consignee on all bills of lading and other negotiable and non-negotiable documents under such Letter of Credit.

(l) Lenders’ Participation. Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.

2.3 Requests for Loans.

(a) To request a Revolving Loan, a Borrower (or Administrative Borrower on behalf of any such Borrower) shall notify Agent of such request by telephone or email not later than 11:00 a.m. one Business Day prior to the date of the proposed Revolving Loan. Each such request shall be irrevocable and to the extent required by Agent, shall be confirmed promptly by hand delivery, facsimile or email to Agent of a written request in the form attached hereto as Exhibit E or such other form approved by Agent (each, a “Borrowing Request”) and signed by a Responsible Officer of such Borrower. Each such telephonic and written request shall specify the following information:

(i)	the aggregate amount of such Revolving Loan;

(ii)	whether such Revolving Loan is requested to be a Base Rate Loan or a SOFR ~~Term~~ Loan;

(iii)	the date of such Revolving Loan, which shall be a Business Day;

(iv)	the initial Interest Period therefor; and

(v) the deposit account of a Borrower specified on Schedule 6.22 or any other account that shall be specified in a written notice signed by a Responsible Officer of a Borrower and delivered to and approved by Agent.

(b) All Revolving Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, a Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of a Borrower or in accordance with the terms and conditions of this Agreement.

2.4 Disbursement of Funds.

(a) In the event a Borrower makes a request for a Revolving Loan, then after receipt of a request for a Loan pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Loan; such notification to be sent in the case of any Revolving Loan, on the Business Day that is one Business Day prior to the requested date for such Revolving Loan to be made. If Agent has notified the Lenders of a requested Revolving Loan in accordance with the immediately preceding sentence, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Revolving Loan available to Agent in immediately available funds, to the Agent Payment Account, not later than 10:00 a.m. New York Time on the Business Day that is the requested date for such Revolving Loan to be made. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to the applicable Borrower (or Administrative Borrower on behalf of such Borrower) on the Business Day requested for such Revolving Loan by transferring immediately available funds equal to such proceeds received by Agent to the applicable deposit account of such Borrower or Administrative Borrower.

(b) Unless Agent receives notice from a Lender prior to 9:30 a.m. New York Time on the Business Day that is the requested date for a Revolving Loan as to which Agent has notified the Lenders of the requested Revolving Loan that such Lender will not make available as and when required hereunder to Agent for the account of applicable Borrowers the amount of that Lender’s Pro Rata Share of the requested Revolving Loan, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the requested date and Agent may (but shall not be so required), in reliance upon such assumption, make available to a Borrower (or Administrative Borrower) a corresponding amount. If, on the requested date for a Revolving Loan, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to a Borrower (or Administrative Borrower) such amount on the requested date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Revolving Loan available to Agent in immediately available funds, to the Agent Payment Account, no later than 10:00 a.m. New York Time on the Business Day that is the first (1st) Business Day after the requested date for such Revolving Loan (in which case, the interest accrued on such Lender’s portion of such Revolving Loan for the date the Revolving Loan is made shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to a Borrower (or Administrative Borrower) such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest as provided in Section 5.10. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.4 shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the date that the requested Revolving Loan is made, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent to the Agent Payment Account, together with interest thereon for each day elapsed since the date of such Revolving Loan, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans.

(c) The obligations of the Lenders under this Agreement to make the Revolving Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its Uncommitted Facility Percentage of any Revolving Loan requested by any Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Uncommitted Facility Percentage of such Revolving Loan available on the Funding Date of the requested Revolving Loan, but no Lender shall be responsible for the failure of any other Lender to make its Uncommitted Facility Percentage of such Revolving Loan available on the requested date of a Revolving Loan.

2.5 Cash Collateral.

(a) Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Agent or any Issuing Bank (with a copy to Agent), Borrowers shall Cash Collateralize the Fronting Exposure of Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.6(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Letter of Credit Obligations.

(b) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (c) below. If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than 105% of the Letter of Credit Obligations, the Borrower will, promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.6 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Agent and each Issuing Bank that there exists excess Cash Collateral; provided, that, (A) subject to Section 2.6 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and (B) to the extent that such Cash Collateral was provided by a Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.6 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.3(b).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 10.3 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.5; fourth, as Administrative Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.5; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Obligations owed to, all Non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Uncommitted Facility Portions without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Letter of Credit Fees.

(A) No Defaulting Lender shall be entitled to receive any commitment or annual fee for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.5.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Uncommitted Facility Portion) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Uncommitted Facility Portion. Subject to Section 13.9, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.5.

(b) Defaulting Lender Cure. If Administrative Borrower, Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Uncommitted Facility Portions (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.7 Uncommitted Facility Portions. The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Obligations shall not exceed the amount of such Lender’s Uncommitted Facility Portion, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3. INTEREST AND FEES

3.1 Rates and Payment of Interest.

(a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof at the following rate or rates per annum as may be selected by the respective Borrower from time to time in accordance herewith:

(i) the Base Rate plus the Applicable Margin; provided that there are no required minimum interest periods for advances bearing interest at the Base Rate; and

(ii) ~~for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period~~ Daily Simple SOFR plus the Applicable Margin and the Credit Spread Adjustment.

(b) All Obligations shall bear interest at the Default Rate (whether before or after any judgment) automatically on and after an Event of Default under Section 10.1(e) or Section 10.1(f) and upon written notice by Agent to a Borrower on and after any other Event of Default.

(c) Interest shall accrue from the date a Revolving Loan is made or Obligation is incurred or payable until paid in full by a Borrower. If a Revolving Loan is repaid on the same day made, one day’s interest shall accrue. Interest accrued on the Revolving Loans shall be due and payable in arrears, on each Interest Payment Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on earlier of the first day of the calendar month after incurred or demand or the Termination Date. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

(d) Subject to the terms and conditions of this Agreement: (i) at the end of any Interest Period applicable to any ~~Term~~ SOFR Loans, the applicable Borrower may renew a ~~Term~~ SOFR Loan ~~(with the same or different Interest Period)~~ or convert such ~~Term~~ SOFR Loan to a Base Rate Loan; (ii) at any time a Borrower may convert all or a portion of outstanding Base Rate Loans to ~~Term~~ SOFR Loans; and (iii) at the time any Revolving Loan is made hereunder, the applicable Borrower may request to have such Revolving Loan be a ~~Term~~ SOFR Loan or Base Rate Loan; provided that in the case of a clause (iii), Agent may notify the applicable Borrower that such new Revolving Loan must be made as a ~~Term~~ SOFR Loan; provided further that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any ~~Term~~ SOFR Loans shall, at Agent’s sole discretion, be converted at the end of the applicable Interest Period to a Base Rate Loan(s) and ~~Term~~ SOFR Loans will not be available to Borrowers with respect to any new advances (or with respect to the conversion or renewal of any existing advances) until such Event of Default has been cured by Borrowers or waived by Lenders. The respective Borrower shall notify Agent of each such Interest Rate election or conversion, the amount of the Revolving Loans then outstanding to be allocated to each Interest Rate and where relevant the Interest Periods therefor. In the case of electing or converting to ~~Term~~ SOFR Loans, such notice shall be given prior to 11:00 a.m. New York time one Business Day prior to the commencement of the applicable Interest Period. If no notice of election, conversion or renewal is timely received by Agent with respect to any Revolving Loan (or expiring Interest Period), Borrower shall be deemed to have elected a ~~Term~~ SOFR Loan ~~(with the same Interest Period)~~. Any such election shall be promptly confirmed in writing by such method as Agent may require.

3.2 Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a 360 day year and actual days elapsed. The interest rate on non- contingent Obligations shall increase or decrease by an amount equal to each increase or decrease in ~~Term~~Daily Simple SOFR ~~in the case of Term SOFR Loans effective~~ on ~~the first date of~~ each ~~Interest Period~~SOFR Rate Day. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.

3.3 Letter of Credit Fee.

(a) Borrowers shall pay to Agent, for ratable account of each Lender with respect to its participation in each outstanding Letter of Credit, for each month during which any Letter of Credit Obligation shall remain outstanding, a fee equal to 3.250% per annum of the stated amount of such Letter of Credit. Such fee shall be paid to Agent for the ratable account of each Lender in arrears, on the first day of each month and on the Maturity Date.

(b) The obligation of a Borrower to pay such fees shall survive the termination or non- renewal of this Agreement. In addition to such Letter of Credit fees provided above, each Borrower shall pay to Issuing Bank for its own account other customary charges from time to time of Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

3.4 Annual Fee. Borrowers shall pay to Agent for the ratable account of the Lenders, an annual fee (the “Annual Fee”) in an amount equal to 0.200% times the aggregate amount of the Uncommitted Facility Portions, which Annual Fee shall be due and payable in advance (x) on the Closing Date and (y) on each successive anniversary thereof prior to the date on which the Obligations are paid in full.

3.5 Additional Fees. Borrowers shall pay to Agent and, if applicable, the Lenders, the other fees and amounts set forth in any fee letters in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrowers. To the extent payment in full of the applicable fee is received by Agent from Borrowers on or about the date hereof, Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of Agent with such Lender.

3.6 Inability to Determine Applicable Interest Rate; Market Conditions. Notwithstanding anything to the contrary contained herein, but except as otherwise provided in Section 3.13, if (a) any Change in Law makes it unlawful for any Lender to make or maintain a ~~Term~~ SOFR Loan or to maintain the Uncommitted Facility Portion with respect to a ~~Term~~ SOFR Loan or (b) Agent determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that it has become reasonably impractical as a result of a circumstance that adversely affects the market for SOFR or the position of any Lender in such market, or adequate and fair means do not exist for ascertaining the interest rate applicable to ~~Term~~ SOFR Loans on the basis provided for in the definition of ~~Term~~ SOFR, then Agent may, upon notice to a Borrower, (i) declare that ~~Term~~ SOFR Loans will not thereafter be made by Lenders, such that any request for a ~~Term~~ SOFR Loan from a Lender shall be deemed to be a request for a Base Rate Loan unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (a) or (b) above) and (ii) require that all outstanding ~~Term~~ SOFR Loans made by Lender be converted to Base Rate Loans immediately, in which event all outstanding ~~Term~~ SOFR Loans shall be so converted and all Obligations (except for undrawn Letters of Credit) shall bear interest at the Base Rate in effect from time to time.

3.7 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, a Lender or the Issuing Bank; (b) subject any Lender or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any ~~Term~~ SOFR Loan made by it, or change the basis of taxation of payments to any Lender or Issuing Bank in respect thereof (except for Taxes or Other Taxes covered by Section 5.7 and the imposition of, or any change in the rate of, any taxes payable by any Lender or Issuing Bank described in Section 5.7); or (c) impose on any Lender or Issuing Bank or any applicable market any other condition, cost or expense affecting this Agreement or ~~Term~~ SOFR Loans made by any Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to any Lender of making or maintaining any ~~Term~~ SOFR Loan (or of maintaining its obligation to make any such ~~Term~~ SOFR Loan), or to increase the cost to any Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by any Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of any Lender or Issuing Bank, Borrowers will pay to any Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

3.8 Capital Requirements. If a Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Uncommitted Facility Portion of such Lender or the Revolving Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

3.9 Compensation for Losses. In the event of (a) the payment of any principal of any ~~Term~~ SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any ~~Term~~ SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow or prepay any ~~Term~~ SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable.

3.10 Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Sections 3.6, 3.7 or 3.8 and delivered to a Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

3.11 Delay in Requests. Failure or delay on the part of a Lender or Issuing Bank to demand compensation pursuant to Sections 3.8 or 3.9 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that Borrower shall not be required to compensate any Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions occurring more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, becomes aware of the event giving rise to such Lender’s or Issuing Bank’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

3.12 Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In the event any interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to a Borrower. All monies paid to Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law.

3.13 Benchmark Replacement.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Agent and the Borrowers may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.13(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) The Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.13(d). Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.13.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate ~~(including the Term SOFR Reference Rate)~~ and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for such Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for such Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrowers may revoke any request for a borrowing of, conversion to or continuation of ~~Term~~ SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected ~~Term~~ SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted.

The following terms shall have the following meanings for purposes of this Section 3.13:

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.13(d).

“Benchmark” means, initially, ~~the Term~~Daily Simple SOFR ~~Reference Rate~~; provided that if a Benchmark Transition Event has occurred with respect to ~~the Term~~Daily Simple SOFR ~~Reference Rate~~ or then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.13.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then- prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in U.S. Dollars.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non- representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event for such Benchmark, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.13 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.13

“Conforming Changes” means, with respect to the use or administration of any initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.8 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Effectiveness of Agreement to Make Initial Loans and Letters of Credit. WITHOUT LIMITING THE UNCOMMITTED NATURE OF THE OBLIGATIONS UNDER THIS AGREEMENT, the effectiveness of this Agreement is subject to the satisfaction, or waiver, immediately prior to or concurrently therewith of each of the conditions precedent set forth on Schedule 4.1.

4.2 Conditions Precedent to All Revolving Loans and Letters of Credit. WITHOUT LIMITING THE UNCOMMITTED OR DEMAND NATURE OF THE OBLIGATIONS UNDER THIS AGREEMENT, the agreement of Lenders to consider making any Revolving Loans or issue, amend, renew or extend any Letter of Credit at any time shall be subject to the following conditions precedent:

(a) all representations and warranties contained herein and in the other Loan Documents that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Revolving Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date);

(b) as of the date of any such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or the use of the proceeds thereof, and after giving effect to any of the foregoing, no Default or Event of Default shall exist;

(c) Agent shall have received a request for such Revolving Loan or such Letter of Credit (or for the amendment, renewal or extension thereof) in accordance with the requirements of this Agreement, including, if required by the Issuing Bank for any Letter of Credit, an application therefor;

(d) as of the date of any such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, or the use of the proceeds thereof, and after giving effect to any of the foregoing, no event, condition or circumstance that has or individually or in the aggregate could reasonably be expected to have a Material Adverse Effect shall have occurred; and

(e) as of the date of any such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, or the use of the proceeds thereof, and after giving effect to any of the foregoing, the aggregate principal amount of the Revolving Loans, the Letter of Credit Obligations shall not exceed the lesser of the Maximum Credit or the Borrowing Base.

Each request for a Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit submitted by a Borrower shall be deemed to be a representation and warranty by each Borrower that the conditions specified in Section 4.2 have been satisfied on and as of the date of the request for the applicable Revolving Loan or issuance, amendment, renewal or extension of a Letter of Credit and after giving effect thereto. The making of any Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit shall not be deemed a modification or waiver by Agent or any Lender of any of the terms of this Agreement or any Default or Event of Default.

SECTION 5. PAYMENTS AND ADMINISTRATION

5.1 Payments Generally, Allocation of Proceeds.

(a) All payments of Obligations shall be made in US Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds to a Collection Account, not later than 12:00 noon New York time on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment is due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such payment shall be made on the next preceding Business Day. All Obligations shall be payable to the Agent Payment Account or such other place as Agent may designate in writing to a Borrower from time to time.

(b) Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from a Borrower or for the account of a Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent, Lenders and Issuing Bank from any Loan Party; second, to the payment in full of interest due in respect of any Loans, Letter of Credit Obligations; third, to the payment in full of principal due in respect of the Revolving Loans and to pay Bank Product Obligations then due (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; fourth, to the payment or prepayment in full of any other Obligations whether or not then due, in such order and manner as Agent determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations, or other contingent and asserted Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and fifth, to pay or prepay any Bank Product Obligations (other than to the extent provided for above) on a pro rata basis. All references to the term “ratably” as used in this Section 5.1 means pro rata on the basis of the amount owing to any one Person in relationship to the amounts owing to all Persons of the same category of Obligations within the same level of priority.

(c) Notwithstanding anything to the contrary contained in this Agreement, to the extent a Borrower uses any proceeds of the Revolving Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Revolving Loans, and Letter of Credit Obligations, that were not used for such purposes and second to the Obligations arising from Revolving Loans, and Letter of Credit Obligations, the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(d) At the election of Agent, all payments of principal, interest, fees, expenses and other amounts payable under the Loan Documents may be paid from the proceeds of Revolving Loans made hereunder whether made following a request by a Borrower or a deemed request as provided in this Section even if the amount of such payment would exceed the Borrowing Base at such time. Each Borrower is hereby irrevocably deemed to request that, and authorizes Agent to make a Revolving Loan for the purpose of paying each payment of principal, interest, fees, expenses and other amounts as it becomes due hereunder or under any other Loan Document and agrees that all such amounts charged shall constitute Revolving Loans. Agent shall be entitled to charge the Loan Account of any Borrower that it maintains (which shall be deemed a request by such Borrower for a Revolving Loan for such purpose) in accordance with Section 5.5(a).

(e) For purposes of calculating the amount of the Revolving Loans available to a Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable Loan Account on such day, and if not, then on the next Business Day.

(f) No Loan Party will fund any repayment of the Credit Facility with proceeds, or provide as Collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Agent, any Lender or any other party to any Loan Document to be in breach of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

(g) Unless Agent shall have received notice from Administrative Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to Agent immediately on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to the term hereof, then Agent may, in its sole discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Agent for the account of such Lender for the benefit of Agent or Issuing Bank, as applicable, to satisfy such Lender’s obligations to Agent and Issuing Bank until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Agent in its sole discretion.

5.2 Indemnity for Returned Payments. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent, such Lender or Issuing Bank. Each Borrower shall be liable to pay to Agent, each Lender and Issuing Bank, and does hereby agree to indemnify and hold Agent, each Lender and Issuing Bank harmless for the amount of any payments or proceeds surrendered or returned. This Section 5.2 shall remain effective notwithstanding any contrary action which may be taken by Lender or Issuing Bank in reliance upon such payment or proceeds. This Section 5.2 shall survive the payment in full of the Obligations.

5.3 Maturity Date; Effect of Maturity.

(a) The Loans and Letter of Credit Obligations shall be repaid in full ON DEMAND, and Agent may, at any time, on notice to Administrative Borrower, declare the date on which the credit facility evidenced by this Agreement shall mature, and the date set out in such notice shall be the “Maturity Date” hereunder.

(b) On the Maturity Date, or if earlier, the Termination Date, the Uncommitted Facility Portions shall automatically terminate and all of the Obligations shall become due and payable without notice or demand and each Borrower shall be required to pay in full all of the Obligations. No termination of the Uncommitted Facility Portions shall relieve or discharge any Loan Party of its duties, obligations, or covenants under any Loan Document and the Liens of Agent in the Collateral shall continue to secure the Obligations and shall remain in effect until payment in full of all Obligations.

5.4 Prepayments.

(a) A Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(b) In the event that the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations, outstanding at any time exceed the Facility Cap, Borrowers shall immediately repay to Agent the entire amount of any such excess(es) (or after the prepayment of all Revolving Loans, upon Agent’s demand, immediately provide cash collateral up to 105% of the Letter of Credit Obligations as required to address such excess, even if amounts greater than such excess are required as a result of the amount of any Letters of Credit then outstanding), and such event shall not limit, waive or otherwise affect any rights of Agent in such circumstances or on any future occasions.

5.5 Maintenance of Loan Account(s); Statements.

(a) Agent shall maintain an account or accounts on its books in the name of Borrowers (each, a “Loan Account”) on which Borrowers will be charged with all Revolving Loans made by Agent or the Lenders to a Borrower or for a Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for a Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses payable hereunder or under the other Loan Documents. In accordance with Section 5.1, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.

(b) Agent shall render to a Borrower each month a statement setting forth the balance in the Loan Account(s) maintained by Agent for a Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from a Borrower of any specific exceptions of a Borrower thereto within 30 days after the date such statement has been received by a Borrower. Until such time as Agent shall have rendered to a Borrower a written statement as provided above, the balance in such Borrower’s Loan Account(s) shall be presumptive evidence of the amounts due and owing to Agent by Borrowers, absent manifest error.

5.6 Evidence of Debt. A Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to Agent for such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent and such Lender. Thereafter, the Revolving Loans evidenced by such promissory note(s) and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

5.7 Taxes.

(a) Withholding of Taxes; Gross-Up. Any and all payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the sole discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the affected Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.7) each Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law any withholding tax applicable to any payment of interest on, or fee or other charge with respect to, any Obligation of any Loan Party effected by the Agent's applying funds in any of the Collection Accounts pursuant to this Agreement.

(b) Payment of Other Taxes by Loan Parties. Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for, all Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 5.7, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to Agent.

(d) Indemnification by Loan Parties. Loan Parties shall indemnify Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Agent or such Lender or required to be withheld or deducted from a payment to Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Loan Party by Agent or any Lender shall be conclusive absent manifest error.

(e) Treatment of Certain Refunds. If Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.7 (including by the payment of additional amounts pursuant to this Section 5.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of Agent or such Lender, shall repay to Agent or such Lender the amount paid over pursuant to this Section 5.7(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.7(e), in no event will Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this Section 5.7 the payment of which would place Agent or such Lender in a less favorable net after-Tax position than Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.7(e) shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Foreign Lender. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Loan Documents shall deliver to Administrative Borrower (with a copy to Agent), upon receipt of Administrative Borrower’s or Agent’s reasonable request (in such number of copies as is reasonably requested by the recipient), any applicable form, certificate or document prescribed by Applicable Law in such jurisdiction as a basis for claiming exemption from or a reduction in withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit such Loan Party and Agent to determine the withholding or deduction required to be made (if any). Unless Administrative Borrower and Agent have received, upon reasonable request, forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Loan Documents to or for a Foreign Lender are not subject to United States or other applicable withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Loan Party or Agent shall withhold amounts they are required by Applicable Laws to withhold from such payments at the applicable statutory rate.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 5.7 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(h) Survival. Each party’s obligations under this Section 5.7 shall survive the termination of the Uncommitted Facility Portions and the repayment, satisfaction or discharge of all obligations under any Loan Document.

5.8 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

5.9 Sharing of Payments, Etc.

(a) Each Loan Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s Lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 11.3(b) hereof), to offset balances held by it for the account of such Loan Party at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due and that results in an Event of Default (regardless of whether such balances are then due to such Loan Party), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from any Loan Party payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Loan Documents through the exercise of any right of setoff, banker’s Lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Loan Party to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders; provided, that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender)), (B) the application of Cash Collateral provided for in Section 2.5, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(c) To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(d) Each Loan Party agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(e) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s Lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Loan Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

5.10 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Revolving Loans requested or charged to any Borrower’s Loan Account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Revolving Loans made by Agent on behalf of Lenders, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 5:00 p.m. on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequently than weekly, but in no event more than twice in any week. Agent shall deliver to each Lender after the end of each week, or at such period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or other period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m., then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. on the same Business Day and if received by a Lender after 12:00 p.m., then such Lender shall make the settlement transfer by not later than 3:00 p.m. on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans is more than such Lender’s Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent and may occur at any time a Default or Event of Default exists or has occurred and whether or not the conditions set forth in Section 4.2 are satisfied (except if there is an Event of Default under Section 10.1(e) and 10.1(f), in which case the funds shall be in respect of each Lender’s participation). Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to a Borrower. In such event, Agent shall notify each Lender promptly after Agent’s receipt of the request for the Loans from a Borrower (or Administrative Borrower on behalf of such Borrower) or any deemed request hereunder and each Lender shall provide its Pro Rata Share of such requested Loan to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, so that all such Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Uncommitted Facility Portion of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan. To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations. In such circumstances, Agent may, by written notice require the Lenders to fund participations on such Business Day in all or a portion of its Loans outstanding. Such notice shall specify the aggregate amount of Loans in which Lenders will fund such participations. Promptly upon receipt of such notice, Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Loans. Each Lender hereby absolutely, unconditionally and irrevocably agrees, upon receipt of notice as provided above in this paragraph, to pay to Agent, such Lender’s Pro Rata Share of such Loans. Each Lender acknowledges and agrees that its obligation to acquire and fund participations in Loans pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Uncommitted Facility Portions, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever .From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan.

(e) As to any Loan funded by Agent on behalf of a Lender, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day in the case of Loans funded pursuant to Section 5.10(c) above or otherwise on the applicable settlement date. If Agent makes amounts available to a Borrower and such corresponding amounts are not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. on that day by each of the three leading brokers of Federal funds transactions in New York selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Base Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.

(f) Upon any failure by a Lender to pay Agent pursuant to the settlement described in Section 5.10(b) above or to pay Agent pursuant to the terms hereof, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.

5.11 Administrative Borrower as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans, Letters of Credit and all other notices and instructions under the Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by the Borrowers hereunder and shall bind each Borrower), (b) to receive all notices, instructions and other information from Agent (and any notice, instructions or other information provided by Agent to Administrative Borrower shall be deemed to have been given to each Borrower), and (c) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower agrees that the handling of the Credit Facility, with the Borrowers and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Agent, Lenders and Issuing Bank shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Facility, with the Borrowers and Collateral in a combined fashion, since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. Each Borrower hereby agrees to indemnify Agent, each Lender and Issuing Bank and hold Agent, each Lender and Issuing Bank harmless against any and all liability, expense, loss or claim of damage or injury, made against Agent, such Lender or Issuing Bank by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Credit Facility as herein provided, or (ii) Agent relying on any instructions of Administrative Borrower. This Section shall survive the termination of this Agreement and the payment in full of the Obligations

SECTION 6. REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to Agent, each Lender and Issuing Bank the following:

6.1 Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business, and is in good standing in, every jurisdiction where such qualification is required except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $100,000.

6.2 Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary organizational actions and, if required, actions by equity holders or the supervisory board and, where applicable, by the Loan Party's Works Council (Ondernemingsraad) in accordance with the Dutch Works Councils Act (Wet op de ondernemingsraden). Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.3 No Conflicts. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not (a) violate any material provision of Federal, State, local or foreign law or regulation applicable to such Loan Party, the Organization Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party or its property, (b) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of such Loan Party where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (c) result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien, security interest, charge or other encumbrance upon any property of such Loan Party, other than Permitted Liens, or (d) require any approval of any holder of Equity Interests of such Loan Party or any approval or consent of any Person under any material agreement of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

6.4 Governmental Approvals. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

6.5 Financial Statements; No Material Adverse Effect; Solvent. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders’ equity, of Borrowers that have been and are hereafter delivered to Agent and Lenders, have been prepared in accordance with IFRS (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the financial condition of each Borrower as of the date thereof and results of operations for the period then ended. Since December 31, 2022, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect with respect to a Loan Party. No financial statement delivered to Agent or any Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each projected consolidated and consolidating balance sheet, income statement, funds flow statement and availability received by Agent and Lenders have been prepared in light of the past operations of the businesses of each Loan Party and are based upon estimates and assumptions stated therein, all of which such Loan Party believes to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of such Loan Party of the future financial performance of such Loan Party and of the other information projected therein for the periods set forth therein, but no representation or assurance is given that actual results will conform in any respect to such projections. Each Loan Party is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

6.6 Properties; No Liens. Each Loan Party has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of its assets reflected in its most recent financial statements delivered pursuant to Section 7.1, in each case except for assets disposed of since the date of such financial statements to the extent not prohibited hereby. All of such assets are free and clear of Liens except for Permitted Liens.

6.7 Litigation. Except as set forth on Schedule 6.7, there are no actions, suits, proceedings or investigations pending or, to each Loan Party’s knowledge, threatened in writing against a Loan Party, or its business or assets, that (a) relate to any Loan Documents or transactions contemplated thereby or (b) either individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.

6.8 Compliance with Laws. Each Loan Party is in compliance with the requirements of all Applicable Laws, rules, regulations, executive orders or codes and all final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority, in each case where the failure to comply individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect. There have been no written citations, notices or orders of material noncompliance received by a Loan Party under any Applicable Laws, rules, regulations, executive orders or codes.

6.9 Environmental Condition. Except as set forth on Schedule 6.9, each Loan Party is in compliance in all material respects with all applicable Federal, State, local and foreign environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect the operations or properties of such Loan Party. None of the operations of any Loan Party is the subject of any Federal, State, local or foreign investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

6.10 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

6.11 Material Contracts. Schedule 6.11 sets forth all Material Contracts to which a Loan Party is a party or is bound as of the date hereof. Loan Parties have delivered true, correct and complete copies of such Material Contracts that are in effect as of the date hereof to Agent on or before the date hereof. No Loan Party is in breach or in default in any material respect under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.

6.12 Restrictive Agreements. Except as set forth on Schedule 6.12, as of the date hereof, no Loan Party is a party or subject to any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any security interest, Lien or other encumbrance on any of its property or assets, or (b) the ability of such Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to such Loan Party or to guarantee Indebtedness or to transfer assets.

6.13 Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes.

6.14 ERISA. No Loan Party, nor any of its ERISA Affiliates, maintains or contributes to any Benefit Plan.

6.15 Insurance. Schedule 6.15 sets forth a description of all insurance maintained by or on behalf of a Loan Party as of the date hereof. As of the date hereof, all premiums due in respect of such insurance have been paid. Each Loan Party maintains with financially sound and reputable insurance companies, insurance on all of its property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.16 Capitalization and Subsidiaries. Schedule 6.16 sets forth (a) a correct and complete list of the name and relationship to each Loan Party of each Subsidiary, (b) a true and complete listing of each class of each Loan Party’s authorized Equity Interests, all of which issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 6.16, and (c) the type of entity of each Loan Party and each Subsidiary. There are no outstanding commitments or other obligations of a Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of such Loan Party.

6.17 Security Interest in Collateral. The Security Documents create legal and valid security interests in all of the Collateral in favor of Agent, and such security interests constitute perfected and continuing security interests on the Collateral, securing the Obligations, enforceable against each Loan Party and having priority over all other security interests, Liens or other encumbrances on the Collateral except (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the security interests of Agent pursuant to any Applicable Law and (b) security interests perfected only by possession or the notation of the security interest on the certificate of title with respect thereto to the extent Agent has not obtained or does not maintain possession of such Collateral or has not had its security interest noted on the certificate of title.

6.18 Brokers. Other than the fees of RMK Maritime which are payable by the Borrowers, there are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

6.19 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary to its business as currently conducted, a correct and complete list of which (other than commercially available “off-the-shelf” or “shrinkwrap” software), as of the date of this Agreement, is set forth on Schedule 6.19, and the use thereof by such Loan Party does not infringe on the rights of any other Person, except for such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.19, such Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement.

6.20 Trade Relations. There exists no actual or threatened (in writing) termination, limitation or modification of any business relationship between a Borrower and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of a Borrower. To the knowledge of each Loan Party, there exists no condition or circumstance that could reasonably be expected to impair the ability of a Borrower to conduct its business at any time hereafter in substantially the same manner as conducted on the date hereof.

6.21 Labor Relations. Except as described on Schedule 6.21, no Loan Party is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of a Loan Party’s employees or any threatened strikes, work stoppages or demands for collective bargaining.

6.22 Deposit Accounts. Set forth on Schedule 6.22 (as updated from time to time to reflect changes permitted under this Agreement) is a listing of all of the Borrowers’ Deposit Accounts, including, with respect to each such Deposit Account (a) the name and address of the depository bank, (b) the account numbers of each such Deposit Account and (c) whether such Deposit Account is an Earnings Account or Collection Account.

6.23 Payable Practices. Each Loan Party has not made any material change in its historical accounts payable practices from those in effect on the Closing Date.

6.24 Margin Regulations, Investment Company Act, Etc. No Loan Party is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No proceeds of Revolving Loans or Letters of Credit will be used by a Loan Party to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors. No Loan Party is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

6.25 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that a Loan Party has failed to disclose to Agent and Lenders in writing that has, or could reasonably be expected to have, a Material Adverse Effect.

6.26 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act. (a) No Loan Party or any officer, director or agent acting on its or their behalf is a Sanctioned Entity or is owned or controlled by, or is acting on behalf of, a Sanctioned Entity, (b) each Loan Party has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions, Anti-Money Laundering Laws and Anti- Corruption Laws, and (c) to the knowledge of each Loan Party, no Loan Party or any officer, director or agent acting on its or their behalf is in violation of, or under investigation by a Governmental Authority for an alleged breach of, Sanctions or of Anti-Money Laundering Laws or Anti-Corruption Laws. Each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

6.27 Residency for Dutch Tax Purposes. Each Dutch Loan Party is resident for Tax purposes in the Netherlands only, and does not have a permanent establishment or other taxable presence outside the Netherlands.

6.28 Fiscal Unity for Dutch Tax Purposes. Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, consists of Loan Parties only.

6.29 Centre of main interests. For the purposes of the Insolvency Regulation, the centre of main interests of any Person incorporated in the Netherlands, is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

SECTION 7. AFFIRMATIVE COVENANTS

7.1 Financial Statements, Borrowing Base Certificate and Other Information. Each Loan Party (a) will deliver to Agent and each Lender each of the financial statements, reports, and other items set forth on Schedule 7.1 no later than the times specified therein, (b) maintain a system of accounting that enables such Loan Party to produce financial statements in accordance with IFRS, and (c) will (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

7.2 Notices of Material Events. Loan Parties will promptly (but in any event within five (5) Business Days) notify Agent in writing of: (a) the occurrence of any Default or Event of Default; (b) any matter that has, or could reasonably be expected to have, a Material Adverse Effect; (c) any breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of such Loan Party by such Loan Party, or any of the foregoing known to a Loan Party by any other party thereto; (d) any dispute, litigation, investigation, proceeding or suspension between a Loan Party and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting such Loan Party; (e) any material change in accounting policies or financial reporting practices of a Loan Party; (g) any change in a Loan Party’s senior executive officers; (h) the discharge by a Loan Party of its independent accountants or any withdrawal or resignation by such accountants; (i) any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; (j) the filing of any Lien for unpaid Taxes against any Loan Party in an amount in excess of $500,000; (k) any loss, damage, or destruction to, or commencement of any action or proceeding for the taking under eminent domain, condemnation or similar proceeding, of Collateral in the amount of $5,000,000 or more, whether or not covered by insurance; (l) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and (m) any transaction occurring after the Closing Date consisting of: (i) the entry into a Material Contract (together with a copy of such Material Contract upon Agent’s request), (ii) the incurrence of Material Indebtedness, (iii) the voluntary or involuntary grant of any Lien other than a Permitted Lien upon any property of a Loan Party; (iv) unless otherwise required by the definition of Permitted Investments, the making of any Permitted Investments in excess of $2,000,000 (or in the case of any Permitted Investment less than $2,000,000, notify Agent at the same time as the next Borrowing Base Certificate to be delivered to Agent); provided, that, each such notice under these clauses (i), (ii), (iii) (as to a voluntary grant) or (iv) shall be received by Agent not less than 10 Business Days prior thereto, together with such other information with respect thereto as Agent may reasonably request. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of a Borrower setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto.

7.3 Existence. Each Loan Party will do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect its legal existence, (b) maintain the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits in each case which are material to the conduct of its business, and (c) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

7.4 Payment of Obligations. Each Loan Party will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with IFRS and (c) the failure to make payment pending such contest does not have, and could not reasonably be expected to have, a Material Adverse Effect; provided, that, each Loan Party will remit withholding taxes and other payroll taxes to the appropriate Governmental Authority as and when claimed to be due, notwithstanding the foregoing exceptions.

7.5 Maintenance of Properties. Each Loan Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

7.6 Compliance with Laws; OFAC; Sanctions, Etc. Each Loan Party will (a) comply with all laws, rules, regulations, licenses, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority applicable to it or its property, in each case where the failure to comply individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect, (b) comply with Sanctions, (c) comply with Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects and (d) perform in all material respects its obligations under Material Contracts to which it is a party.

7.7 Insurance.

(a) Each Loan Party will maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; general and product liability; and recall) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, (b) credit insurance pursuant to the Credit Insurance Policy providing coverage of not less than $7,500,000 and (c) all insurance required pursuant to the Security Documents. Each Loan Party will from time to time upon Agent’s request furnish to Agent information in reasonable detail as to the insurance so maintained.

(b) All insurance policies required hereunder shall name Agent as an additional insured, as a lender loss payee or as a pledgee, as applicable, and shall contain lender loss payable clauses, mortgagee clauses or pledge confirmation wording, through endorsements in form and substance reasonably satisfactory to Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to Agent except as otherwise provided in this Agreement; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and lender loss payable clauses or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty (30) days prior written notice given to Agent

(c) All premiums on such insurance shall be paid when due, and copies of the policies delivered to Agent. If Borrower fails to obtain any insurance as required by this Section, Agent may upon not less than five (5) Business Days’ notice to Borrowers obtain such insurance at Borrower’s expense. By purchasing such insurance, Agent shall not be deemed to have waived any Default or Event of Default arising from Borrower’s failure to maintain such insurance or pay any premiums therefor.

7.8 Inspection Rights; Field Examinations. Upon the request of Agent after reasonable prior notice to any Borrower, at the expense of the Borrowers each Loan Party will permit Agent or a firm engaged by Agent for such purpose to conduct field examinations, including with respect to such Loan Party’s practices in the calculation of the Borrowing Base and the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals, reserves and inventory, provided, that, commencing after the Closing Date, (i) except in respect of clause (ii) below, Agent shall not conduct, at the expense of Borrower, more than one field examination in any 12 month period, (ii) notwithstanding clause (i), Loan Parties agree to permit Agent to conduct inspections of inventory, periodically and without notice, by a third-party collateral manager operating in favor of the Bank at Borrowers' expense. (iii) Agent may conduct, at the expense of a Borrower, such other field examinations as Agent may request at any time as may be required by law or regulation or when an Event of Default exists and (iv) Agent may conduct additional field examinations at any time at its own expense. Upon the request of Agent, after reasonable prior notice to Borrower when no Event of Default exists, as part of any field examination or at other reasonable times during normal business hours when no Event of Default exists or such other times as Agent may request otherwise, each Loan Party will permit representatives and other professionals (including investment bankers, consultants, accountants, and lawyers) engaged by Agent for such purpose to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and accountants, all at the expense of each Loan Party.

7.9 Cash Management; Collection of Proceeds of Collateral; Accounts.

(a) On or before the Closing Date, each Borrower shall have established an Earnings Account as set forth on Schedule 6.22.

(b) Each Borrower shall deposit and/or cause to be deposited all cash, checks, drafts or similar items of payments relating to or constituting payments made in respect of all Collateral into its respective Earnings Account. Each Borrower shall direct all account debtors or other obligors in respect of any amounts payable to such Borrower to make payment of all such amounts directly to such Earnings Account and otherwise take all reasonable actions to cause such payments to be made to its Earnings Account. Each Borrower and its respective employees, agents and Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of accounts or other Collateral which come into its possession or under its control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in its Earnings Account, or remit the same or cause the same to be remitted, in kind, to Agent for application to the Obligations as set forth herein.

(c) On or before the Closing Date, each Borrower shall have established a Collection Account in its name with the Agent and each such account shall be designated on Schedule 6.22 as a Collection Account. Each Borrower shall deposit daily or cause to be deposited daily all collections (including those sent directly by account debtors to such Borrower or to its Earnings Account that is not the Collection Account) into such Borrower's Collection Account.

(d) Each Borrower may maintain an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) in its name with the Agent into which Agent shall, from time to time, deposit proceeds of Revolving Loans made to such Borrower pursuant to Section 2.4.

(e) Each of the Deposit Accounts (including the Earnings Accounts, the Collection Accounts and the Disbursement Accounts) of the Borrowers shall be subject to a Control Agreement, provided that

(x) each Earnings Account and Collection Account shall be subject to an Exclusive Control Agreement and (y) each Disbursement Account shall be subject to a Springing Control Agreement. Each respective Borrower shall have instructed the respective depositary bank to forward, by daily sweep, all good funds in each such Earnings Account to such Borrower’s Collection Account.

(f) On the last Business Day of each week, amounts in the Collections Accounts shall be swept and applied to prepayment in accordance with Section 5.4(a) (with any amounts in excess of outstanding Obligations deposited promptly after such sweep into the respective Borrower’s Disbursement Account).

(g) None of the Borrowers shall open or maintain any Deposit Accounts except as set forth above.

7.10 Additional Collateral; Further Assurances.

(a) In the case of the formation or acquisition by any Loan Party of any Subsidiary after the date hereof, as to any such Subsidiary, (i) such Loan Party shall cause such Subsidiary to execute and deliver to Agent, in form and substance satisfactory to Agent, a joinder agreement to the Loan Documents in order to make such Subsidiary a party to this Agreement as a borrower or a guarantor, as Agent may specify, and shall cause it to execute and deliver a guarantee and such other agreements, documents or instruments and to deliver other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and Liens upon the assets of such Subsidiary and the Equity Interests of such Loan Party in such Subsidiary, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person, (ii) such Loan Party shall execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first priority Lien on all of the issued and outstanding Equity Interests of any such Subsidiary, such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person. and (iii) such Loan Party shall execute and deliver, or cause to be executed and delivered, to Agent and each Lender, if such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Subsidiary and such information as Agent or any Lender requires to complete its Patriot Act searches and customary individual background checks for such Subsidiary. Agent and Lenders shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent and each Lender has completed its Patriot Act searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent and each Lender.

(b) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to Agent such documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.1, as applicable), which Agent may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the security interests and Liens created or intended to be created by the Security Documents, all in form and substance satisfactory to Agent and at the expense of Borrowers.

7.11 End of Fiscal Years; Fiscal Quarters. Each Loan Party shall, for financial reporting purposes, cause its fiscal year to end on December 31 of each year, and fiscal quarters to end on the last day of each of September, December, March and June of each year.

7.12 Costs and Expenses. Each Loan Party shall pay Agent on demand (a) all reasonable and documented out of pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) exclusive of out-of-pocket costs and expenses, all of Agent’s customary fees and charges imposed or incurred in connection with this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including for background checks or OFAC/PEP searches, with respect to the disbursement of funds or the receipt of funds to or for the account of any Loan Party, or resulting from the dishonor of checks, or for field examinations or visits (subject to the limitations in Section 7.8), (c) all reasonable and documented out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, reinstatement, renewal or extension of any Letter of Credit or any demand for payment thereunder and (d) all out of pocket costs and expenses incurred by Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 7.12, or (B) in connection with the Revolving Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans or Letters of Credit. Without limiting the generality of the foregoing, such costs and expenses shall include: (i) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable), (ii) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Agent’s customary charges and fees with respect thereto; (iii) customary charges, fees or expenses charged by Issuing Bank in connection with any Letter of Credit or by Agent in connection with remitting loan proceeds; (iv) actual costs and expenses of preserving and protecting the Collateral; (v) actual costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of Agent in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Loan Documents or defending any claims made or threatened against Agent, any Lender or Issuing Bank arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters) but excluding any costs and expenses arising from a Lender’s or Agent’s gross negligence or willful misconduct; (vi) subject to the limitations set forth in Section 7.8, all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office; and (vii) the reasonable fees and disbursements of counsel (including legal assistants) to Agent and Lenders in connection with any of the foregoing.

7.13 Risk Management Policies. The Administrative Borrower has prior to the date hereof delivered copies of its freight risk policy, credit and collections policy, value at risk and forward book (cargo and tonnage) policy, and bunker hedging policy (including limitations on unhedged bunker exposure) policy (the “Risk Management Policies”). The Borrowers shall, and shall cause each of their Subsidiaries to, comply with the Risk Management Policies at all times and promptly notify the Agent of any amendments, modifications or supplements to the Risk Management Policies.

7.14 Use of Proceeds. The Borrowers will use the proceeds of Revolving Loans and Letter of Credit for ordinary working capital and general corporate needs in connection with (x) dry bulk and tanker operations and (y) sale of marine fuel, including (a) on the Closing Date, to pay the fees, costs and expenses in connection with the Loan Documents and the transactions contemplated thereby and (b) thereafter, consistent with the terms hereof, for their lawful and permitted purposes, provided, that, no part of the proceeds of the Revolving Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Each Loan Party will not, directly or indirectly, use any of the Revolving Loans or Letters of Credit to fund, finance or facilitate any activities, business or transactions that would be prohibited by Sanctions, Anti- Money Laundering Laws or Anti-Corruption Laws.

7.15 Residency for Dutch Tax Purposes. Each Dutch Loan Party will remain resident for tax purposes in the Netherlands only and not create a permanent establishment or other taxable presence outside the Netherlands, unless with the prior written consent of the Agent.

7.16 Fiscal Unity for Dutch Tax Purposes. Any fiscal unity (fiscale eenheid) for Dutch tax purposes in which a Loan Party is included, will consist of Loan Parties only, unless with the prior written consent of the Agent.

7.17 Centre of main interests. Each Person incorporated in the Netherlands shall maintain its centre of main interest in the Netherlands for the purposes of the Insolvency Regulation.

7.18 Allocation upon Termination of Fiscal Unity for Dutch Tax Purposes. If, at any time, a Loan Party is a member of a fiscal unity (fiscale eenheid) for Dutch corporate income tax (vennootschapsbelasting) purposes and such fiscal unity is, in respect of that Loan Party, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Agent enforcing its rights under any Dutch Security Document, such Loan Party shall, at the request of the Agent and together with the parent company (moedermaatschappij) or deemed parent company (aangewezen moedermaatschappij) of that fiscal unity, for no consideration and as soon as reasonably practicable, lodge a request with the relevant Governmental Body to allocate and surrender any tax losses (within the meaning of Article 20 of the Dutch Corporate Income Tax Act (Wet op de vennootschapsbelasting 1969)) and any interest expenses available for carry forward (within the meaning of Article 15b(5) of the Dutch Corporate Income Tax Act) to the Loan Party leaving the fiscal unity, to the extent such tax losses are attributable (toerekenbaar) to that Loan Party (within the meaning of Articles 15af and 15ahb of the Dutch Corporate Income Tax Act).

SECTION 8. NEGATIVE COVENANTS

8.1 Indebtedness. Each Loan Party shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except for Permitted Indebtedness.

8.2 Liens. Each Loan Party shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or consent to the filing of, or consent to remain in effect, any financing statement or other similar notice of any security interest or Lien with respect to any such assets or properties, except for Permitted Liens.

8.3 Fundamental Changes. Except with the prior written consent of Agent, each Loan Party shall not directly or indirectly, (a) change its name or conduct business under any fictitious name; (b) change its tax, charter or other organizational identification number; (c) change its form or state of organization; (d) suspend operations, wind up, liquidate or dissolve; (e) enter into any merger, consolidation, reorganization, recapitalization, division or plan of division, or reclassify its Equity Interests, except for any merger between Loan Parties, provided, that, a Borrower must be the surviving entity of any such merger to which it is a party; or (f) form any Subsidiary (except in accordance with Section 7.10) or directly or indirectly, purchase or otherwise acquire all or substantially all of the assets of (or any division or business line of) any other Person, or 50% or more of any class of Equity Interests of any other Person (except in the case of a Permitted Investment)).

8.4 Asset Dispositions. Each Loan Party shall not sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Equity Interests or any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except for Permitted Dispositions.

8.5 Investments. Each Loan Party shall not, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

8.6 Transactions with Affiliates. Each Loan Party shall not directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of such Loan Party, except pursuant to the reasonable requirements of such Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with an unaffiliated person, except for the following: (a) any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by a Loan Party or a Subsidiary in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the board of directors or equivalent governing body of such Loan Party and (b) Restricted Payments permitted under Section 8.8 hereof.

8.7 Change in Business. Each Loan Party shall not engage in any business other than the business of such Loan Party on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Loan Party is engaged on the date hereof or acquire any properties or assets that are not reasonably related or ancillary thereto.

8.8 Restricted Payments. Each Loan Party shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) a Loan Party may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Loan Party; (b) a Loan Party may make a Restricted Payment to another Loan Party; and (c) following the Parent’s merger with Coffee Holding Co., Inc., so long as no Event of Default then exists or would result therefrom, Parent may pay cash dividends in respect of its common stock provided that the Administrative Borrower shall deliver to the Agent notification of such dividend not later than thirty (30) days prior to the making of such dividend.

8.9 Restrictive Agreements. Each Loan Party shall not directly, or indirectly, create or otherwise cause or suffer to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of such Loan Party to pay dividends or make other distributions or pay any Indebtedness owed by or to such Loan Party or make loans or advances or grant security interests in or Liens on any of its assets or transfer any of its assets, except such an agreement or other arrangement that (a) is in effect on the Closing Date, (b) relates to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness or (c) constitute customary restrictions on assignment in leases and other contracts.

8.10 Certain Payments of Indebtedness, Etc. Each Loan Party shall not make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except: (a) payment of the Obligations; (b) payment of regularly scheduled principal and interest payments, and other mandatory payments, as and when due in respect of any Permitted Indebtedness, provided, that, any payments in respect of Subordinated Debt shall only be made to the extent permitted under the subordination provisions thereof; and (c) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted under Section 8.4.

8.11 Amendment of Material Documents. Each Loan Party shall not amend, modify or waive any of the terms of: (a) its Organization Documents except for amendments, modifications or other changes that do not affect the rights and privileges of such Loan Party and do not affect the ability of such Loan Party to amend, modify, renew or supplement the terms of any Loan Documents, or otherwise affect the interests of Agent and so long as at the time of any such amendment, modification or waiver, no Default or Event of Default shall exist or have occurred and be continuing or (b) any agreement, document or instrument evidencing or governing any Material Indebtedness, except, that, a Loan Party may, after prior written notice to Agent, amend or modify the terms thereof to forgive, or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make the terms thereof less restrictive or burdensome to such Loan Party.

8.12 Accounting Methods. Each Loan Party will not modify or change its fiscal year or its method of accounting (other than as may be required to conform to IFRS).

SECTION 9. FINANCIAL COVENANTS

9.1 Leverage Ratio. Borrowers shall maintain a Leverage Ratio of not more than 2.0 to 1.0.

9.2 Working Capital. Borrowers shall maintain Working Capital of not less than $30,000,000.

9.3 Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of not less than $30,000,000.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) (i) a Loan Party fails to make any principal payment hereunder when due or fails to pay interest, fees or any of the other Obligations within three (3) Business Days after the due date thereof, or (ii) a Loan Party fails to perform any of the covenants contained in Sections 2.2, 2.5, 7.1, 7.2, 7.3, 7.6.7.7, 7.9, 8 and 9, or (iii) a Loan Party or any of its Subsidiaries fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Loan Documents other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for thirty (30) days;

(b) any representation, warranty or statement of fact made by a Loan Party or any of its Subsidiaries to Agent or any Lender in this Agreement, the other Loan Documents or any other written agreement, schedule or confirmatory assignment that are qualified as to materiality or Material Adverse Effect shall when made or deemed made be incorrect, false or misleading and any other such representation, warranty or statement of fact made by a Loan Party or its Subsidiary to Agent or any Lender shall when made or deemed made be incorrect, false or misleading in any material respect;

(c) any judgment for the payment of money is rendered against a Loan Party or any of its Subsidiaries in excess of $3,000,000 in the aggregate (to the extent not covered by independent third party insurance where the insurer has not declined or disputed coverage) and shall remain undischarged or unvacated for a period in excess of 60 days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against a Loan Party or any of its Subsidiaries or any of the Collateral having a value in excess of $500,000;

(d) a Loan Party or any of its Subsidiaries makes an assignment for the benefit of creditors or makes or sends a notice of a bulk transfer (where applicable) pursuant to Applicable Law;

(e) (i) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect, (ii) any proceedings within the meaning of the Insolvency Regulation listed or to be listed in Annex A thereto, (iii) in case of any Person with its centre of main interests or an establishment in the Netherlands, any proceedings under the Dutch Bankruptcy Act (Faillissementswet)), or (iv) under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction now or hereafter in effect (whether at law or in equity) is filed against a Loan Party or any of its Subsidiaries or all or any part of its properties and such petition or application is not dismissed within 60 days after the date of its filing or a Loan Party or any of its Subsidiaries shall file any answer admitting or not contesting such petition or application or indicates in writing its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(f) (i) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect, (ii) any proceedings within the meaning of the Insolvency Regulation listed or to be listed in Annex A thereto, (iii) in case of any Person with its centre of main interests or an establishment in the Netherlands, any proceedings under the Dutch Bankruptcy Act (Faillissementswet)), or (iv) under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by a Loan Party or any of its Subsidiaries or for all or any part of its property or, with respect to a Dutch Loan Party, such Dutch Loan Party files a declaration under article 370(3) of the Dutch Bankruptcy Act (Faillissementswet), or files a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(g) any default by a Loan Party in respect of any Material Contract, Material Indebtedness or in connection with any Hedge Agreement with Agent or any Lender, which default continues for more than the applicable cure period, if any, with respect thereto, or the subordination provisions contained in any agreement related to any Subordinated Debt shall cease to be in full force and effect or to give Agent the rights, powers and privileges purported to be created thereby,

(h) any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms (and shall not have been replaced by a substantially similar provision satisfactory to the Agent within two (2) Business Days), or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(i) a Loan Party or any of its Subsidiaries shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(j) one or more ERISA Events occur, with respect to a Pension Plan or Multiemployer Plan that, individually or in the aggregate has resulted or would reasonably be expected to result in a Material Adverse Effect;

(k) any Change of Control; or

(l) there shall be an event of default under any of the other Loan Documents.

10.2 Remedies.

(a) At any time an Event of Default exists, Agent shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC and other Applicable Law, all of which rights and remedies may be exercised without notice to or consent by any Loan Party, except as such notice or consent is expressly provided for hereunder or required by Applicable Law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Loan Documents, the UCC or other Applicable Law, are cumulative, and not exclusive of any other rights and remedies that Agent or any Lender may have under any Loan Document, the UCC or other Applicable Law. All such rights, remedies and powers are enforceable, in Agent’s sole discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by a Loan Party of this Agreement or any of the other Loan Documents. Agent may at any time or times an Event of Default exists, proceed directly against any Loan Party to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists, Agent may, and at the request of the Required Lenders shall, by notice to Administrative Borrower, take any or all of the following actions, at the same or different times:

(i) terminate the Uncommitted Facility Portions, and thereupon the Uncommitted Facility Portions shall terminate immediately;

(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party;

(iii) require that Cash Collateral in respect of the Letter of Credit Obligations in the amount equal to 105% of the Letter of Credit Obligations;

(iv) cease making Revolving Loans or arranging for (or amending or extending) any Letters of Credit or reduce the lending formulas or amounts of Revolving Loans or Letters of Credit available to a Loan Party;

(v) establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein; and

(vi) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law;

provided that, in case of any event with respect to any Loan Party described in Section 10.1(e) or Section 10.1(f), the Uncommitted Facility Portions shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, and the obligation of Borrowers to Cash Collateralize the Letter of Credit Obligations as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and each Loan Party.

(c) Borrowers’ compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Agent’s right or ability to make demand for payment of any or all of the Obligations at any such time, in Agent’s sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Agent to make demand for payment of all or any part of any amounts outstanding hereunder.

10.3 Right of Setoff. If an Event of Default shall have occurred and be continuing, Agent, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Agent, such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such or such Issuing Bank or their respective Affiliates, irrespective of whether or not Agent, such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.6 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, the Issuing Banks, and the Lenders, and (b) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Agent, such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify Administrative Borrower and Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

10.4 Collective Action.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 10.2 for the benefit of all Lenders, the Issuing Bank and Bank Product Providers; provided, that, the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.3 (subject to the terms of Section 5.9), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 11.2 and (B) in addition to the matters set forth in clauses (ii) (iii) and (iv) of the preceding proviso and subject to Section 5.9, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lender.

10.5 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied in accordance with Section 4.4. Notwithstanding the foregoing, Bank Product Obligations shall be excluded from the application described above if Agent has not received written notice thereof, together with such supporting documentation as Agent may request, from the applicable Bank Product Provider, as the case may be. Each Bank Product Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Agent pursuant to the terms of Section 12 for itself and its Affiliates as if a “Lender” party hereto.

10.6 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Revolving Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, Letter of Credit Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and Agent under Sections 3.3, 3.4, 3.5, 7.12, and 12.5 allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, receiver and manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 3.3, 3.4, 3.5, 7.12, and 12.5.

10.7 Credit Bidding.

(a) Based upon the instruction of the Required Lenders, Agent, on behalf of itself and the Lenders, shall have the right (but not the obligations) to credit bid and purchase for the benefit of Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by Agent under the provisions of the UCC or similar provisions under other Applicable Law, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code (or any other Debtor Relief Law), including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

10.8 Joint and Several Obligations. The obligations of each Borrower under this Agreement are the joint and several obligations of all Borrowers, and each Borrower is jointly and severally liable for the payment and performance of all Obligations hereunder and under the other Loan Documents.

SECTION 11. AGENCY

11.1 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Valley National Bank to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 11.6(b), the provisions of this Section are solely for the benefit of Agent, the Lenders and the Issuing Banks, and Loan Parties shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

11.2 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lenders.

11.3 Exculpatory Provisions.

(a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

(b) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.2 and 12.3), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent in writing by Administrative Borrower, a Lender or an Issuing Bank.

(c) Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

11.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Agent. Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.6 Resignation of Agent.

(a) Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor, which shall be a bank with an office in New York City, or an Affiliate of any such bank with an office in New York City. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

11.7 Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8 Collateral and Guaranty Matters.

(a) Each of the Lenders irrevocably authorize Agent, at its option and in its sole discretion:

(i) to release any Lien on any Collateral granted to or held by Agent, for the benefit of the Secured Parties, under any Loan Document (A) upon the payment in full of all Obligations (as provided in Section 1.2(d)), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 13.2;

(ii) to subordinate any Lien on any Collateral granted to or held by Agent under any Loan Document to the holder of any Permitted Lien under Section 12.3(b); and

(iii) to release any Guarantor from its obligations under any Loan Documents (and to release any Lien on the Collateral granted by such Person) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor, from its obligations under any Loan Document (and to release any Lien on the Collateral granted by such Guarantor) pursuant to this Section 11.8. In each case as specified in this Section 11.8, Agent will, at the applicable Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest and hypothecs granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under any Loan Document in each case in accordance with the terms of the Loan Documents and this Section 11.8. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a sale or other disposition permitted pursuant to Section 8.4 and is not otherwise prohibited under the Loan Documents, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any Person.

(b) Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

11.9 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

(a) By becoming a party to this Agreement, each Lender:

(i) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(ii) expressly agrees and acknowledges that Agent does not (A) make any representation or warranty as to the accuracy of any Report, and (B) shall not be liable for any information contained in any Report,

(iii) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding each Loan Party and its Subsidiaries and will rely significantly upon each Loan Party’s and its Subsidiaries’ books and records, as well as on representations of Loan Parties’ personnel, and

(iv) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (A) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (B) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, reasonable documented attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(b) In addition to the foregoing, (i) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (ii) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (iii) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

11.10 Erroneous Payments

(a) Without limitation of Section 5, if the Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 11.10 and held in trust for the benefit of the Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 11.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 11.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Uncommitted Facility Portion) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of Advances (but not Uncommitted Facility Portion) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Advances to the Borrowers or the Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Uncommitted Facility Portion which shall survive as to such assigning Lender, (D) the Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Uncommitted Facility Portion of any Lender and such Uncommitted Facility Portion shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 13.5 (but excluding, in all events, any assignment consent or approval requirements (whether from a Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided that this Section 11.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 11.10 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Uncommitted Facility Portions and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.11 Parallel Debt

(a). (a) Each Loan Party hereby irrevocably and unconditionally undertakes to pay to Valley National Bank in its capacity as Agent amounts equal to the amounts due in respect of the Corresponding Obligations as they may exist from time to time. The payment undertakings of each Loan Party under this Section 11.11 are each to be referred to as a "Parallel Debt".

(b) Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations and will become due and payable as and when and to the extent the relevant Corresponding Obligations become due and payable. An Event of Default in respect of the payment of the Corresponding Obligations shall constitute a default within the meaning of section 3:248 of the Dutch Civil Code with respect to the payment of the Parallel Debts without any notice being required.

(c) Each of the Parties to this Agreement hereby acknowledges that:

(i) each Parallel Debt constitutes an undertaking, obligation and liability to the Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations of the relevant Loan Party; and

(ii) each Parallel Debt represents the Agent's own separate and independent claim to receive payment of the Parallel Debt from the relevant Loan Party,

(iii) it being understood, in each case, that the amounts which may be payable by each Loan Party as Parallel Debt at any time shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations at that time.

(d) An amount paid by a Loan Party to the Agent in respect of a Parallel Debt will discharge the liability of the Loan Party under the Corresponding Obligations in an equal amount.

(e) For the purpose of this Section 11.11, the Agent acts in its own name and for the benefit of the Secured Parties, but not as representative of the Secured Parties.

(f) For purposes of any Dutch Security Document, any resignation by the Agent is not effective with respect to its rights under the Parallel Debts until all rights and obligations under the Parallel Debts have been assigned and assumed to the successor Agent appointed in accordance with Section 11.6.

(g) The Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debts to a successor agent and will reasonably cooperate in transferring all rights and obligations under any Dutch Security Document to such successor agent. All other Parties hereby, in advance, irrevocably grant their cooperation to such transfer of all rights and obligations by the Agent to a successor agent.

SECTION 12. JURY TRIAL WAIVER; AMENDMENTS AND OTHER WAIVERS CONSENTS; GOVERNING LAW

12.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Each Loan Party, Agent, each Lender and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent shall have the right to bring any action or proceeding against a Loan Party or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against a Loan Party or its or their property).

(c) Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon a Loan Party in any other manner provided under the rules of any such courts. Within 30 days after such service, a Loan Party shall appear in answer to such process, failing which such Loan Party shall be deemed in default and judgment may be entered by Agent against such Loan Party for the amount of the claim and other relief requested.

(d) EACH LOAN PARTY, AGENT, EACH LENDER AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH LOAN PARTY, AGENT, LENDER AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A LOAN PARTY, AGENT, EACH LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent, each Lender and Issuing Bank shall not have any liability to a Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by a Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent, such Lender and Issuing Bank, that the losses were the result of its acts or omissions constituting gross negligence or willful misconduct. Each Loan Party: (i) certifies that neither Agent, any Lender, Issuing Bank nor any representative, agent or attorney acting for or on behalf Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agent, any Lender and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Agent, each Lender and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 12.1 and elsewhere herein and therein.

(f) Each Party acknowledges and accepts that, if a Party is represented by an attorney in connection with the signing and/or execution of this Agreement or any other agreement, deed or document referred to in this Agreement or made pursuant to this Agreement, and the power of attorney (in connection with the Dutch Security Documents) is governed by Dutch law, that the existence and extent of the attorney’s authority and the effects of the attorney's exercise or purported exercise of its authority shall be governed by Dutch law.

12.2 Waiver of Notices. Each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein or required by Applicable Law and cannot be waived thereunder. No notice to or demand on a Loan Party which Agent may elect to give shall entitle a Loan Party to any other or further notice or demand in the same, similar or other circumstances.

12.3 Amendments and Waivers.

(a) Except as expressly set forth in this Agreement, neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent, the Required Lenders (or, if applicable, each Lender) and as to amendments to any of the Loan Documents, by the Loan Party that is a party thereto. Each such amendment, waiver, discharge or termination shall be effective and binding as to Agent, the Lenders and Issuing Bank only in the specific instance and for the specific purpose for which given. Agent, each Lender and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Notwithstanding the foregoing, no such amendment, waiver, discharge or termination shall:

(i) extend or increase any Uncommitted Facility Portion of any Lender without the written consent of such Lender;

(ii) reduce the principal of, or rate of interest specified herein on, any Loan or any Letter of Credit Obligations, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan or any Letter of Credit Obligations, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change Section 5.1(b) or Section 5.9 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v) waive any condition set forth in Section 4.1 without the written consent of each Lender;

(vi) change Section 2.2(d) in a manner that would permit the expiration date of any Letter of Credit to occur after the Termination Date without the consent of each Lender; or

(vii) change any provision of this Section or the percentage in the definition of “Required Lenders”, “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(viii) increase any advance rate percentage set forth in the definition of “Borrowing Base” without the written consent of each Lender or otherwise change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of the Supermajority Lenders, provided, that, the foregoing shall not limit the discretion of Agent to change, establish or eliminate any Reserves;

(ix) consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 10.4), in each case, without the written consent of each Lender;

(x) release any Loan Party in any case, from any Guaranty Agreement (other than as specifically permitted or contemplated in this Agreement), without the written consent of each Lender;

(xi) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations or the Liens granted under the Security Documents to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender; or

(xii) release all or substantially all of the Collateral or release any Security Document (other than as specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided, that, no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) Agent, unless in writing executed by Agent, and (B) any Issuing Bank, unless in writing executed by such Issuing Bank, in each case in addition to the Borrower and the Lenders required above.

(b) Any such waiver provided in accordance with Section 12.3(a) shall be enforceable only to the extent specifically set forth therein. A waiver by Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent, such Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (i) the Uncommitted Facility Portion of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d) In addition, notwithstanding anything in this Section to the contrary, if Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to Agent within ten Business Days following receipt of notice thereof.

12.4 Waiver of Counterclaims. Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto and each Loan Party waives any right or power to vote as a creditor of any Dutch Loan Party or its estate other than in accordance with the instruction of Agent for an akkoord within the meaning of the Dutch Bankruptcy Act (Faillissementswet) until termination of this Agreement and payment in full of the Obligations.

12.5 Indemnification; Damage Waiver.

(a) Indemnification by Loan Parties. Each Loan Party shall indemnify and hold Agent, each Lender and Issuing Bank, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, penalties, liabilities, costs or expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by a Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from a claim not involving an act or omission of a Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or Agent in their capacities as such). This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Loan Party shall pay the maximum portion which it is permitted to pay under Applicable Law to Agent or any Lender in satisfaction of indemnified matters under this Section.

(b) Reimbursement by Lenders. To the extent that a Loan Party for any reason fails to indefeasibly pay any amount required under Section 7.12 or 12.5(a) to be paid by it to Agent (or any sub-agent thereof), Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent), such Issuing Bank in connection with such capacity.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Loan Parties shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.5(a) above shall be liable for any damages arising from the use by unintended recipients (except where such unintended use was the result of gross negligence or willful misconduct of an Indemnitee) of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable promptly, but in any event not later than five (5) Business Days after demand therefor.

(e) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 13. NOTICES; MISCELLANEOUS

13.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic method of transmission (and subject in each case to clause (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail, as follows:

If to a Loan Party:	Delta Corp Holdings Limited
Suite 3016-3017, The Leadenhall Building
122 Leadenhall Street
City of London EC3V 4AB
England
Attention: Chief Financial Officer

With a copy to:	Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor New York, NY 10105
Attention: Barry I. Grossman, Esq.
Telephone No.: (212) 370-1300

If to Agent or Issuing Bank:	Valley National Bank 579 Fifth Avenue
New York, New York 10017
Attention: Portfolio Manager—Asset-Based Lending
Telephone No.: 212-407-4464

With a copy to:	Holland & Knight LLP
31 West 52nd Street
New York, New York 10019
Attention: Richard B. Furey
Telephone No.: 212-513-3439

Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(b) All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) delivered through an electronic method of transmission to the extent provided in clause (c) below shall be effective as provided in such clause.

(c) Notices and other communications to Agent hereunder may be delivered or furnished by e-mail or any internet or extranet-based site providing for access to data protected by passcodes or other security systems approved by Agent for such purpose and in each case to the extent that Agent may approve the same pursuant to procedures approved by the Agent; provided, that, at any time upon notice by Agent to a Borrower, at the option of Agent, the foregoing shall not apply to notices pursuant to Section 2 or Section 7.2 or such other notices as Agent may specifically designate. Unless otherwise specified by Agent, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement, other than auto-generated receipt), and (ii) posted to an internet or extranet-based site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

13.2 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

13.3 Disclosure. Agent and each Lender may (a) publish in any trade or other publication or otherwise publicize to any third party (including its Affiliates) a tombstone, article, press release or similar material relating to the Credit Facility, (b) publish or disseminate general information describing the Credit Facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ business, and may have a non-exclusive, non-transferable license to use Loan Parties’ logos, trademarks or product photographs solely in advertising or marketing materials and (c) provide to industry trade organizations related information necessary and customary for inclusion in league table measurements.

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by Applicable Law

13.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that a Loan Party may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Uncommitted Facility Portion and the Loans at the time owing to it, it being understood and agreed that any such assignment shall also include a corresponding assignment of such Lender’s right, and obligations under the other Loan Documents); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Uncommitted Facility Portion and/or the Loans at the time owing to it (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Uncommitted Facility Portion (which for this purpose includes Loans outstanding thereunder) or, if the Uncommitted Facility Portion is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Uncommitted Facility Portion assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default exists or has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender or an Affiliate of a Lender; provided, that, Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility;

(B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender with respect to such Lender; and

(C) the consent of each Issuing Bank shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that, Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any Affiliates or Subsidiaries of a Loan Party or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Uncommitted Facility Portions of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Loan Parties, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or any Loan Party or any Affiliates or Subsidiaries of any Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Uncommitted Facility Portion and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5 with respect to any payments made by such Lender to its Participant(s).

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.3 that affects such Participant. Each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.8, 3.9, 3.10 and 5.7 (subject to the requirements and limitations therein, including the requirements under Section 5.7(f) (it being understood that the documentation required under Section 5.7(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.7(g) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.6, 3.7, 3.8 or 5.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.6 Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.7 USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such person in accordance with the Patriot Act and any other Applicable Law. Each Loan Party is hereby advised that any Revolving Loans or Letters of Credit hereunder are subject to satisfactory results of such verification. Each Lender shall have the right to periodically conduct due diligence on each Loan Party, its senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent or any Lender shall constitute expenses for which Agent and such Lender is entitled to reimbursement as provided herein and be for the account of Borrowers.

13.8 Counterparts, Electronic Signature, Etc. This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature delivered by electronic method of transmission (including a “pdf” by email). Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement.

13.9 UNCOMMITTED CREDIT FACILITY; DEMAND OBLIGATION; ENFORCEMENT. BORROWERS ACKNOWLEDGE AND AGREES THAT THE CREDIT FACILITY IS NOT COMMITTED AND LENDERS SHALL MAKE REVOLVING LOANS, IF ANY, IN THEIR SOLE DISCRETION. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL BE INTERPRETED OR CONSTRUED TO OBLIGATE LENDERS TO MAKE ANY REVOLVING LOANS HEREUNDER, AND LENDERS SHALL HAVE THE RIGHT TO REFUSE TO MAKE ANY REVOLVING LOANS AT ANY TIME WITHOUT PRIOR NOTICE TO BORROWERS. THE OBLIGATIONS HEREUNDER ARE PAYABLE “ON DEMAND” IN ACCORDANCE WITH SECTION 5.3(a) (WITHOUT PREJUDICE TO THE RIGHTS OF AGENT AND LENDERS PURSUANT TO SECTION 11 UPON THE OCCURRENCE AND CONTINUANCE OF AN EVENT OF DEFAULT). ACCORDINGLY, THE AGENT MAY DEMAND PAYMENT IN FULL OF THE OBLIGATIONS AT ANY TIME IN ITS SOLE DISCRETION EVEN IF THE BORROWERS HAVE COMPLIED WITH ALL OF THE TERMS OF THIS AGREEMENT.

13.10 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write- Down and Conversion Powers of the applicable Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, each Lender, Issuing Bank and Loan Parties have caused these presents to be duly executed as of the day and year first above written.

AGENT/LENDERS:

VALLEY NATIONAL BANK,
as Agent and Lender

By:
Name:
Title:

Uncommitted Facility Portion: $15,000,000

[Signature Page to Credit Agreement]

PARENT:

DELTA CORP HOLDINGS LIMITED

By:
Name:
Title:

BORROWERS:

DELTA ENERGY FUEL SUPPLY & TRADING B.V.

By:
Name:
Title:

EXECUTED and DELIVERED as a DEED for and on behalf of DELTA CORP SHIPPING PTE. LTD.

by:

Director

Name:

in the presence of:

Director / Secretary / Witness
Name:

DELTA CORP LOGISTICS USA LLC

By:
Name:
Title:

[Signature Page to Credit Agreement]

EXHIBIT B

Exhibit E to Amended Credit Agreement

EXHIBIT E

TO

CREDIT AGREEMENT

Form of Borrowing Request

Valley National Bank,

as Agent for the Lenders referred to below 579 Fifth Avenue

New York, New York 10017

Attention: Portfolio Manager—Asset-Based Lending

Re:	Delta Corp Holdings Limited

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of June 28, 2023 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among DELTA ENERGY FUEL SUPPLY & TRADING B.V., DELTA CORP SHIPPING PTE. LTD., and DELTA CORP LOGISTICS USA LLC, (the “Borrowers”), the parties thereto from time to time as lenders (collectively, the “Lenders”) and Valley National Bank, as agent for Lenders (in such capacity, “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Revolving Loan under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing:	Revolving Loan

(B)	Principal amount of such Revolving Loan:

(C)	Date of Revolving Loan
(which is a Business Day):

(D)	Funds are requested to be disbursed
	to the Borrower’s account with:	Account No.

(E)	Base Rate Loan or SOFR Loan

The Borrower hereby represents and warrants that the conditions to lending specified in [Section 4.1 and]1 Section 4.2 of the Credit Agreement are satisfied as of the date hereof and will continue to be satisfied on and as of the date of the Revolving Loan requested hereby.

[Signature Page Follows]

[1]	In the case of Revolving Loans made on the Closing Date

E-1

DELTA CORP LOGISTICS USA LLC,
as Borrower

By:
Name:
Title:

E-2

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”), dated December 18, 2023 (the “Second Amendment Effective Date”), is entered into by and among DELTA CORP HOLDINGS LIMITED, a United Kingdom private limited company (the “Parent”), DELTA ENERGY FUEL SUPPLY & TRADING B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with its corporate seat in Amsterdam, the Netherlands (“Delta Energy Netherlands”), DELTA CORP SHIPPING PTE. LTD., a Singaporean limited liability company with company registration number 201821635E (“Delta Singapore”), DELTA CORP LOGISTICS USA LLC, a Delaware limited liability company (“Delta USA” and together with Delta Energy Netherlands and Delta Singapore, each a “Borrower” and collectively, the “Borrowers”), each of the lenders that is a signatory hereto and VALLEY NATIONAL BANK, a national banking association, in its capacity as agent for the Lenders (in such capacity, the “Agent”).

RECITAL

WHEREAS, the Parent, the Borrowers, Lenders and the Agent are parties to that certain Credit Agreement, dated June 28, 2023, as amended by the First Amendment to Credit Agreement, dated November 6, 2023 (and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined in this Second Amendment shall have the same meanings as specified in the Credit Agreement.

WHEREAS, the Borrowers, the Lenders and the Agent have agreed to amend the Credit Agreement to increase the Maximum Credit under the Credit Agreement, as described herein, subject to the terms and conditions set forth in this Second Amendment.

NOW, THEREFOR, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments. Subject to the satisfaction or waiver of each of the conditions precedent set forth in Section 2 below, the Credit Agreement (as amended and restated herein, the “Amended Credit Agreement”) shall be amended effective as of the Second Amendment Effective Date in the manner set forth below:

(a) The definition of “Maximum Credit” set forth in Section 1.1 of Credit Agreement is hereby amended and restated to read as follows:

“Maximum Credit” means $20,000,000 (twenty million US Dollars), as such amount may be increased or reduced in accordance with the terms hereof.

Section 2. Conditions Precedent. The effectiveness of this Second Amendment is subject to the satisfaction of all of the following conditions precedent:

(a) The Parent, the Borrowers, lenders party hereto and the Agent shall have executed and delivered this Second Amendment.

(b) The Agent shall have received a certificate of the secretary of the Parent and each Borrower, dated as of the date hereof, certifying (i) that there have been no amendments, modifications, supplements or restatements of the Parent’s or such Borrower’s respective Organizational Documents on file with the Agent (or attaching such amendments, modifications, supplements or restatements), and such Organizational Documents remain in full force and effect as of the date hereof, and (ii) that attached thereto is a true, correct and complete copy of resolutions duly adopted by the Parent and such Borrower authorizing the execution, deliver and performance of this Second Amendment, and that such resolutions have not been amended, modified, revoked or rescinded, such certificate and resolutions attached thereto shall be in form and substance satisfactory to the Agent.

(c) All representations and warranties set forth in Section 4 of this Second Amendment shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the Second Amendment Effective Date with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

Section 3. Acknowledgements.

(a) Except as specifically amended herein, the Credit Agreement shall remain in full force and effect in accordance with its terms. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents.

(b) The Parent confirms and agrees that the guarantee delivered by it to the Agent in connection with the Credit Agreement is hereby ratified and confirmed and remains in full force and effect.

(c) All Collateral as set forth in the Credit Agreement and any and all Security Documents delivered in connection therewith, is and shall continue to be collateral security for the obligations under the Credit Agreement, as amended hereby.

Section 4. Representations. In order to induce the Agent and lenders to enter into this Second Amendment, each Borrower hereby represents, warrants and agrees that: (i) the representations and warranties contained in the Loan Documents are true and correct on and as of the date hereof as though made on and as of such date, except for those representations and warranties given as of a specific date, (ii) no default or Event of Default, as defined in any Loan Document, has occurred and is continuing; (iii) it has full power, right and legal authority to execute, deliver and perform its obligations under this Second Amendment; and (iv) it has taken all action necessary to authorize the execution and delivery of, and the performance of its obligations under this Amendment.

Section 5. Amendments, Partial Invalidity.

(a) This Second Amendment may not be amended nor may any provision hereof be waived except in accordance with the provisions of Section 12.3 of the Amended Credit Agreement.

(b) If any provision of this Second Amendment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Second Amendment as a whole, but this Second Amendment shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties hereto shall be construed and enforced only to such extent as shall be permitted by Applicable Law.

Section 6. Governing Law. This Second Amendment and any disputes arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York, but excluding any principles of conflicts of law or other rules of law that would cause the application of law of any jurisdiction other than the laws of the State of New York. The provisions of Section 12.1(b), 12.1(c), 12.1(d) and 13.9 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

2

Section 7. Counterparts, Electronic Signature, Etc. This Second Amendment may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Second Amendment may be executed and authenticated by each party by electronic or digital means, and each party hereto expressly consents to the use of an electronic version of this Second Amendment to embody the entire agreement and understanding between us. An authorized, electronically- affixed or digitally-affixed signature, when received shall be binding for all purposes as if an original signature.

Section 8. Headings. Section headings in this Second Amendment are included herein for convenience of reference only, are not part of this Second Amendment and are not to affect the construction of, or be taken into consideration in interpreting, this Second Amendment.

Section 9. Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10. Effectiveness; Costs and Expenses. The Loan Documents and all agreements, instruments and documents executed and delivered in connection therewith, shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Second Amendment. This Second Amendment shall be effective as of the date hereof, upon receipt by the Agent of a duly executed copy hereof by the Parent and the Borrowers. For the avoidance of doubt, this Second Amendment is a Loan Document. Each Loan Party shall pay Agent on demand for all reasonable and documented out of pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent) in connection with this Second Amendment in accordance with Section

7.12 of the Credit Agreement.

[No further text on this page; signatures follow]

3

The parties hereto each have caused this Second Amendment to be duly executed as of the date first above written.

AGENT/LENDERS:

VALLEY NATIONAL BANK,
as Agent and Lender

By:	/s/ Cliff Niebling
Name:	Cliff Niebling
Title:	First Vice President

[Signature Page to Second Amendment]

4

AGREED TO as of the date hereof:

PARENT:

DELTA CORP HOLDINGS LIMITED

By:	/s/ MUDIT PALIWAL
Name:	MUDIT PALIWAL
Title:

BORROWERS:

DELTA ENERGY FUEL SUPPLY & TRADING B.V.

By:	/s/ MUDIT PALIWAL
Name:	MUDIT PALIWAL
Title:

DELTA CORP SHIPPING PTE. LTD.

By:	/s/ MUDIT PALIWAL
Name:	MUDIT PALIWAL
Title:

DELTA CORP LOGISTICS USA LLC

By:	/s/ MUDIT PALIWAL
Name:	MUDIT PALIWAL
Title:

[Signature Page to Second Amendment]